Exhibit 10.34

EXHIBIT 1, SHEET 1
451 D Street
Boston, Massachusetts
(the “Building”)

Execution Date:	July 20, 2021

Tenant:	Elicio Therapeutics, Inc., a Delaware corporation

Mailing Address:	Prior to Term Commencement Date: One Kendall Square Building 1400W, Suite 14303 Cambridge, MA 02139 Attn: Michael DiVecchia, LPN

After the Term Commencement Date: 451 D Street Boston, MA 02210 Attn: Michael DiVecchia, LPN
Landlord:	RREF II 451D, LLC, a Delaware limited liability company

Mailing address:	c/o Related Beal Management, 177 Milk Street, Boston, Massachusetts 02109 Attn: Executive Vice President
Art. 2	Premises: Approximately 13,424 rentable square feet on the fifth (5th) floor of the Building, substantially as shown on Lease Plan, Exhibit 2.

Art 3.1	Term Commencement Date: The Substantial Completion Date (as defined in Section 4.2, below).

Art. 3.1	Anticipated Commencement Date: February 1, 2022.

Art. 3.2	Lease Year: Each successive 12-month period included in whole or in part in the Term of this Lease. The first (1st) Lease Year shall be the twelve (12) month period, commencing on the Term Commencement Date, provided, however, that if the Term Commencement Date shall occur on a date other than the first day of a calendar month, then (i) the first (1st) Lease Year shall include the period from the first anniversary of the Term Commencement Date through the end of such calendar month and (ii) the Yearly Rent for such Lease Year shall be increased proportionately to the greater length of such Lease Year.

Art. 3.2	Term or original Term: Eight (8) Lease Years, commencing on the Term Commencement Date and expiring on the last day of the eighth (8th) Lease Year.

Art. 5	Use of Premises / Permitted Use: Principally and primarily for general office and research and development (including laboratory) purposes, and lawfully permitted uses incidental or ancillary thereto, and for no other purposes, subject to Article 5 below and the other terms and conditions of this Lease.

Art. 6	Yearly Rent / Monthly Rent:

Period	Yearly Rent	Monthly Rent
First (1st) Lease Year	$1,235,008.00	$102,917.33
Second (2nd) Lease Year	$1,272,058.24	$106,004.85
Third (3rd) Lease Year	$1,310,182.40	$109,181.87
Fourth (4th) Lease Year	$1,349,514.72	$112,459.56
Fifth (5th) Lease Year	$1,390,055.20	$115,837.93
Sixth (6th) Lease Year	$1,431,669.60	$119,305.80
Seventh (7th) Lease Year	$1,474,626.40	$122,885.53
Eighth (8th) Lease Year	$1,518,925.60	$126,577.13

Art. 6	Rent Payment Address:
By Wire DACA (preferred): Wells Fargo Bank, N.A. San Francisco, CA 94105 ABA #121 000 248 Account Name: RREF II 451D LLC Account #4503190209 Federal Tax ID. No. for RREF II 451D LLC is 35-2533014
By Mail: RREF II 451D, LLC P.O. Box 787482 Philadelphia, PA 19178-7482
By Overnight Delivery: RREF II 451D, LLC Lockbox – 787482 Wells Fargo Bank MAC Y1372-045 401 Market Street Philadelphia, PA 19106
Art. 7	Total Rentable Area of the Premises: 13,424 rentable square feet (approximate), including certain Common Laboratory Facilities, as set forth in Section 2.2, below, and subject to Article 7 below.
Total Rentable Area of Building: 460,793 rentable square feet (approximate), subject to Article 7 below.
Art. 8	Electric current will be furnished to Tenant pursuant to Section 8.1 below.

Exhibit 1, Page 2

Art. 9

Operating Costs and Taxes based on:

Tenant’s Proportionate Share: Three and 07/100 percent (3.07%), which is the percentage obtained by dividing the Total Rentable Area of the Premises by 95% of the Total Rentable Area of the Building, subject to adjustment as provided in Article 7 below.

Art. 29.3	Broker: CBRE and T3 Advisors
Art. 29.13	Letter of Credit Amount: $617,504.00, subject to Section 29.13 below.
Art. 29.14	Parking Spaces: Up to eight (8) parking spaces in the surface parking lot serving the Building, subject to Section 29.14 below.

Exhibit 1, Page 3

1.	REFERENCE DATA		1

2.	DESCRIPTION OF PREMISES		1

	2.1	Premises	1
	2.2	Appurtenant Rights	1
	2.3	Exclusions and Reservations	2

3.	TERM OF LEASE		3

	3.1	Definitions	3
	3.2	Habendum	3
	3.3	Declaration Fixing Term Commencement Date	3

4.	READINESS FOR OCCUPANCY; LANDLORD’S WORK; TENANT’S WORK-		3

	4.1	Condition of Premises	3
	4.2	Landlord’s Work	4
	4.3	Tenant’s Work	7

5.	USE OF PREMISES		7

	5.1	Permitted Use	7
	5.2	Prohibited Uses	7
	5.3	Licenses and Permits	8

6.	RENT		8

7.	RENTABLE AREA		9

8.	SERVICES FURNISHED BY LANDLORD		9

	8.1	Electric Current	9
	8.2	Water	11
	8.3	Elevators, Heat and Cleaning	11
	8.4	Air Conditioning	11
	8.5	Reserved	12
	8.6	Supplemental Air Conditioning Equipment	12
	8.7	Landlord Repairs	12
	8.8	Interruption or Curtailment of Services	12
	8.9	Energy Conservation	13
	8.10	Access	13

9.	TAXES AND OPERATING COSTS		13

	9.1	Definitions	13
	9.2	Tax Share	20
	9.3	Operating Expense Share	21
	9.4	Partial Years	21
	9.5	Effect of Taking	21
	9.6	Survival	21

10.	CHANGES OR ALTERATIONS BY LANDLORD		21

11.	FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT		22

12.	ALTERATIONS AND IMPROVEMENTS BY TENANT		23

13.	TENANT’S CONTRACTORS-MECHANICS’ AND OTHER LIENS-STANDARD OF TENANT’S PERFORMANCE-COMPLIANCE WITH LAWS		24

14.	REPAIRS BY TENANT-FLOOR LOAD		24

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	14.1	Repairs by Tenant	24
	14.2	Floor Load-Heavy Machinery	25

15.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION		25

	15.1	Insurance	25
	15.2	Certificates of Insurance	26
	15.3	General	26
	15.4	Property of Tenant	27
	15.5	Bursting of Pipes, etc.	27
	15.6	Repairs and Alterations-No Diminution of Rental Value	27
	15.7	Landlord’s Insurance	27

16.	ASSIGNMENT, MORTGAGING AND SUBLETTING		28

	16.1	Generally	28
	16.2	Reimbursement, Recapture and Excess Rent	29
	16.3	Certain Transfers	31

17.	MISCELLANEOUS COVENANTS		31

	17.1	Rules and Regulations	31
	17.2	Access to Premises-Shoring	32
	17.3	Accidents to Sanitary and Other Systems	32
	17.4	Signs, Blinds and Drapes	33
	17.5	Estoppel Certificate and Financial Statements	33
	17.6	Prohibited Materials and Property	33
	17.7	Requirements of Law-Fines and Penalties	34
	17.8	Tenant’s Acts--Effect on Insurance	34
	17.9	Miscellaneous	34

18.	DAMAGE BY FIRE, ETC		34

19.	WAIVER OF SUBROGATION		35

20.	CONDEMNATION-EMINENT DOMAIN		35

21.	DEFAULT		36

	21.1	Conditions of Limitation-Re-Entry-Termination	36
	21.2	Re-Entry	37
	21.3	Damages-Termination	37
	21.4	Fees and Expenses	38
	21.5	Waiver of Redemption	39
	21.6	Landlord’s Remedies Not Exclusive	39
	21.7	Grace Period	39

22.	END OF TERM-ABANDONED PROPERTY		40

23.	SUBORDINATION		41

24.	QUIET ENJOYMENT		42

25.	ENTIRE AGREEMENT-WAIVER-SURRENDER		43

	25.1	Entire Agreement	43
	25.2	Waiver by Landlord	43
	25.3	Surrender	43

26.	INABILITY TO PERFORM-EXCULPATORY CLAUSE		43

27.	BILLS AND NOTICES		44

28.	PARTIES BOUND-SEIZING OF TITLE		45

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29.	MISCELLANEOUS		45

	29.1	Separability	45
	29.2	Captions, etc.	45
	29.3	Broker	45
	29.4	Modifications	45
	29.5	Reserved	46
	29.6	Governing Law	46
	29.7	Assignment of Rents	46
	29.8	Representation of Authority	46
	29.9	Expenses Incurred by Landlord Upon Tenant Requests	46
	29.10	Survival	46
	29.11	Hazardous Materials	46
	29.12	Patriot Act	50
	29.13	Letter of Credit	51
	29.14	Parking	53
	29.15	Reserved	54
	29.16	Reserved	54
	29.17	Reserved	54
	29.18	Reserved	54
	29.19	Waiver of Jury Trial	55
	29.20	Electronic Signatures	55

Exhibit 2 – Lease Plan

Exhibit 3 – Plan of Building and Land

Exhibit 4 – Term Commencement Date Agreement

Exhibit 5 – Current Rules and Regulations

Exhibit 6 – Common Laboratory Facilities

Exhibit 7 – Approved Fit Plan

Exhibit 8 – Form of Letter of Credit

Exhibit 9 – Current Form of Parking License

Exhibit 10-A – Hazardous Material Matrix (Current)

Exhibit 10-B – List of Approved Hazardous Materials and Quantities

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THIS LEASE made and entered into on the Execution Date as stated in Exhibit 1 and between the Landlord and the Tenant.

Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the premises described in Section 2.1 below (“Premises”), upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

1.	REFERENCE DATA

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit.

2.	DESCRIPTION OF PREMISES

2.1          Premises. The Premises are that portion of the Building as described in Exhibit 1 (as the same may from time to time be constituted after changes therein, additions thereto and eliminations therefrom pursuant to rights of Landlord hereinafter reserved) and is hereinafter referred to as the “Building”, substantially as shown on the Lease Plan (Exhibit 2) hereto attached and incorporated by reference as a part hereof.

2.2          Appurtenant Rights.

(a)           General. Tenant shall have, as appurtenant to the Premises, rights to use in common, with others entitled thereto, subject to the Rules and Regulations (as defined below) from time to time made by Landlord of which Tenant is given notice; (i) the common lobbies, hallways, stairways and elevators of the Building, serving the Premises in common with others; (ii) common walkways necessary for access to the Building; (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; (iv) twenty-four hour, seven days a week access to the common loading dock facilities serving the Building; provided, however, that Tenant’s use of the loading dock must be in compliance with all applicable Rules and Regulations, Legal Requirements (as defined below), and rights of others pursuant to (x) easements of record as of the date hereof, and (y) such easements of record which are hereafter recorded to the extent those hereafter recorded do not interfere with Tenant’s use of the Premises for the Permitted Use in any material respect; (v) subject to reasonable notice and scheduling and during business hours, access to and use of the Building’s freight elevator; provided, however, that Tenant’s use of the freight elevator must be in compliance with all applicable Rules and Regulations, laws, regulations and ordinances; and (vi) access to and use of the Building bicycle storage areas, and, provided that such amenities are generally offered to Building tenants, use of the Building’s common conference, lounge and fitness facilities (subject to any additional reasonable rules and regulations and any applicable fees or charges in effect and charged to occupants of the Building, from time to time, with respect thereto); and no other appurtenant rights or easements, except as expressly provided in this Lease. Notwithstanding anything to the contrary herein or in the Lease contained, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to Tenant’s Premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion.

(b)           Common Laboratory Facilities. Tenant shall also have the benefit, in common with others so entitled thereto from time to time, of certain shared laboratory facilities as provided herein (collectively, the “Common Laboratory Facilities”) the location of which are shown on Exhibit 6, and that portion of the areas of such facilities allocable to Tenant, as set forth below, has been included in the Total Rentable Area of the Premises:

(i)	The laboratory standby generator room serving the Building from which Tenant shall have the right to access up to five (5) watts of emergency generator capacity per rentable square foot of that portion of the Premises dedicated to actual laboratory use (not to exceed 60% of the rentable area of the Premises for the purpose of calculating Tenant’s benefits under this Section 2(b)) from an emergency panel on the sixth (6th) floor of the Building to which the Premises is or will be connected as part of Landlord’s Delivery Work. In the event Landlord, in its sole and absolute discretion, elects to provide generator capacity in excess of that described in the immediately preceding sentence, then Landlord shall have the right to reasonably and equitably limit and allocate Tenant’s utilization of and access to the emergency generator in proportion to the Total Rentable Area of the Premises bears to the Total Rentable Area of all the premises in the Building which have a portion dedicated to laboratory use, from time to time, along with the right to use and reserve certain generator capacity for present and future Building operations; provided however, Landlord’s right to limit and allocate Tenant’s utilization of and access to the emergency generator shall only apply with respect to such excess capacity, and shall be subject to Tenant’s right to use the generator capacity as expressly set forth herein (e.g. its right to access five (5) watts of capacity per rentable square foot of the Premises so programmed);

(ii)	The laboratory electrical room located on the sixth (6th) floor of the Building at a location designated and determined by Landlord for Tenant’s connections and which Tenant shall have the right to access, solely for the purposes of installing and maintaining electrical connections serving the portion of the Premises dedicated to actual laboratory use (not to exceed 60% of the Premises for the purpose of calculating Tenant’s benefits under this Section 2(b)); and

(iii)	Tenant shall have the right to access and use an acid neutralization system (“Neutralization System”) to be located in an area in the basement of the Building designated by Landlord, from time to time, initially as approximately shown on Exhibit 6. Landlord shall install (in accordance with Section 4.2, below) at Landlord’s sole cost and expense, and maintain and service the Neutralization System in accordance with all applicable Legal Requirements and subject to Section 8.8, below, with Tenant to pay its proportionate share of such maintenance and service pursuant to Section 9.3, below. Tenant’s use of the Neutralization System shall be in compliance with best industry, laboratory and scientific standards and practices, including, without limitation, clinical practices, and shall be subject to the terms of this Lease.

Tenant acknowledges and agrees that Tenant’s rights hereunder are non-exclusive and shall be subject to all of the terms and conditions of this Lease, including but not limited to Articles 4, 5, 11 and 12. Landlord shall have the right to reasonably and equitably limit and allocate Tenant’s utilization of and access to the available Common Laboratory Facilities, from time to time, in proportion to the Total Rentable Area of the Premises dedicated to laboratory use (not to exceed 60% of the Premises for the purpose of calculating Tenant’s benefits under this Section 2(b)) bears to the Total Rentable Area of all the premises in the Building which have a portion dedicated to laboratory use, from time to time, and, further, Tenant acknowledges that Landlord has the right to use and reserve certain areas and capacities making up the Common Laboratory Facilities for present and future Building operations and other uses and operations, in both cases subject to Tenant’s right to use such Common Laboratory Facilities as expressly set forth herein (e.g., without limitation, its rights to maintain electrical connections in the laboratory electrical room serving the laboratory portion of the Premises, as described above, and its rights to use the neutralization system provided by Landlord).

(c)            Tenant shall pay for Landlord’s costs to operate and maintain the Common Laboratory Facilities, including, without limitation, utility usage therefor, in accordance with the provisions of Article 9 of this Lease relating to Tenant’s Operating Expense Share.

2.3          Exclusions and Reservations. All the perimeter walls of the Premises except the inner surfaces thereof, any balconies (except to the extent same are shown as part of the Premises on the Lease Plan (Exhibit 2)), any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as the right of access through the Premises for the purposes of operation, maintenance, decoration and repair, are expressly excluded from the Premises and reserved to Landlord, subject to Tenant’s right to the use of Common Areas (as hereinafter defined), subject to and in accordance with the terms of this Lease.

3.	TERM OF LEASE

3.1          Definitions. As used in this Lease the words and terms which follow mean and include the following:

(a)           “Anticipated Commencement Date” - As stated in Exhibit 1, above.

(b)           “Term Commencement Date” – As stated in Exhibit 1, above.

(c)            Intentionally Omitted

(d)           “Common Areas” shall mean the common walkways, accessways, and parking facilities, located on the land shown outlined on Exhibit 3 (the “Land”), which Land shall include land now or in the future leased relating to parking lot(s) serving the Building (each a “Supplemental Parking Lease” and collectively, the “Supplemental Parking Leases”) and common facilities in the Building, as the same may be changed, from time to time, including without limitation, alleys, sidewalks, lobbies, hallways, loading dock, toilets, stairways, fan rooms, utility closets, shaftways, street entrances, elevators, wires, conduits, meters, pipes, space located inside walls and ceilings, ducts, vaults, and any other equipment, machinery, apparatus, and fixtures wherever located on the Land or in the Building or in the Premises that either (i) serve the Premises as well as other parts of the Land or Building, or (ii) serve other parts of the Land or Building but not the Premises.

3.2          Habendum. TO HAVE AND TO HOLD the Premises for a term of years commencing on the Term Commencement Date and ending at 11:59 p.m. on the last day of the eight (8th) Lease Year or on such earlier date upon which said Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (which date for the termination of the terms hereof will hereafter be called “Termination Date”).

3.3          Declaration Fixing Term Commencement Date. Landlord and Tenant agree to execute a supplemental agreement confirming the actual Term Commencement Date and Termination Date, once same are determined, in the form set forth at Exhibit 4 or as otherwise may be required by Landlord. Tenant agrees not to record the within Lease, but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease. If this Lease is terminated before the Term expires, then upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such fact and the date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact in its name and behalf to execute such instrument if Tenant shall fail to execute and deliver such instrument after Landlord’s request therefor within ten (10) business days.

4.	READINESS FOR OCCUPANCY; LANDLORD’S WORK; TENANT’S WORK-

4.1          Condition of Premises. Subject to Landlord’s obligation to complete Landlord’s Work (as defined below) and Landlord’s express maintenance and repair obligations hereunder, Tenant accepts the Premises, the Building, and the Land in their present “as is” condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof; and Tenant agrees that, except for Landlord’s Work, Landlord has no work to perform in or on the Premises to prepare the Premises for Tenant’s use and occupancy, and that any and all work to be done in or on the Premises will be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms of this Lease.

4.2          Landlord’s Work.

(a)            Landlord shall deliver the Premises to Tenant with the work shown on the approved Construction Plans (as defined below) Substantially Complete (as defined below) in a good and first-class workmanlike manner using new materials of same or better quality as base building standard materials, finishes and colors (e.g. the eighth (8th) floor spec space), in compliance with applicable Legal Requirements, and with all Building systems serving the Premises, including without limitation, all electrical, life safety, heating/cooling systems serving the Premises in good working condition, and with the Neutralization System installed and connected to the Premises (collectively, “Landlord’s Work”). Tenant acknowledges and agrees that it has reviewed and has accepted the fit plan, attached hereto as Exhibit 7 (the “Fit Plan”). Landlord’s Work shall not include, without limitation, Tenant’s furniture, trade fixtures, equipment (excluding that equipment expressly and expressly included in Landlord’s Work), personal property, data and communications equipment and cabling and/or any other Tenant’s Work (as defined below), and shall be limited to construction as generally laid out and specified on the approved Construction Plans.

(b)           Based upon the Fit Plan, Landlord shall cause, at Landlord’s sole cost and expense (except to the extent set forth in Section 4.2(c), final plans and specifications which conform to the Fit Plan in all material respects (for normal fit-up construction of the general quality of the design of the Building and in accordance with Landlord’s building standards for tenant build-out (e.g., the eighth (8th) floor spec. space)), sufficient to permit the construction of Landlord’s Work, to be prepared (the “Construction Plans”) which Construction Plans shall be submitted to Tenant. Tenant shall approve the Construction Plans on the basis of whether the same conforms with the Fit Plan in all material respects, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Fit Plan) within seven (7) days of submittal. If Tenant gives Landlord a list of requested changes to the Construction Plans to cause the same to conform to the Fit Plan, Landlord shall give Tenant notice either (i) approving the applicable changes (in which case the Construction Plans shall be deemed final) or (ii) disapproving the applicable changes, in which case the Construction Plans shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Fit Plan) within two (2) business days of submittal. The foregoing iterative process (and timing) shall continue until Landlord and Tenant approve the Construction Plans, at which point the same shall be deemed final. Tenant’s approval of the Construction Plans shall be consistent with the Fit Plan and with previous approvals, choices and directions given. Throughout the approval process, each party shall use commercially reasonable and diligent efforts to cooperate with the other and the other’s architect and professionals in responding to questions or requests for information or submissions. Tenant hereby acknowledges and agrees that Tenant’s failure to approve the Construction Plans within ten (10) days of Landlord’s submission of the initial Construction Plans for Tenant’s approval, then such failure shall be deemed to be a Tenant Delay, except to the extent caused by Landlord’s failure to meet its obligations under this Section 4.2(b) (including, without limitation, its obligation to prepare the Construction Plans in conformance with the Fit Plan in all material respects) in good faith and as expressly required hereunder. Landlord reserves the right to unilaterally make changes and substitutions to the Fit Plan and/or Construction Plans in connection with the construction of Landlord’s Work, provided same do not materially adversely modify the same (e.g., like kind substitutions, etc.). Tenant agrees to not unreasonably withhold or delay its consent to any changes to the Fit Plan and/or the Construction Plans to the extent required to (i) comply with applicable Legal Requirements, (ii) to obtain or to comply with any required permit for Landlord’s Work, (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of Work, or (iv) to account for long-lead time items, availability, shortages, labor issues, and the like.

(c)           Except as expressly set forth in this Section 4.2(c), Landlord’s Work shall be completed at Landlord’s sole cost and expense. Tenant shall have the right to request an upgrade or change to certain components of Landlord’s Work, subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for Landlord to deny or condition such approval in the event that any such Tenant request shall result in a Material Change or, in Landlord’s good faith belief, impede, delay or adversely impact the cost, timing, scheduling or delivery of Landlord’s Work, except to the extent expressly provided herein (including, without limitation, if Tenant agrees to pay such increased cost, as set forth below). If Landlord approves such request: (A) before commencing work on such requested upgrades, Landlord will submit to Tenant written estimates of the cost thereof (inclusive of any applicable fees related thereto, which may include, without limitation, a construction management fee of three percent (3%), general contractor’s fees or increase in general conditions), and any delay in the Term Commencement Date or in the Substantial Completion of any component of Landlord’s Work or in the time in performing Landlord’s Work resulting therefrom; (B) if Tenant shall fail to approve such estimates within five (5) business days after submission to Tenant, the request shall be deemed withdrawn by Tenant and Landlord shall not be required to proceed with such upgrade or change; (C) if Tenant approves such estimates, Tenant shall pay Landlord such amount, as Additional Rent pursuant to the Lease, within thirty (30) days after receipt by Tenant of Landlord’s invoice therefor; (D) if any such Tenant’s proposed request increases the time required to complete Landlord’s Work then no such work shall commence unless Tenant agrees that the Substantial Completion of Landlord’s Work shall be deemed to have occurred as of the date Substantial Completion would have otherwise been achieved, but for Tenant’s request (and the Term Commencement Date adjusted accordingly, as applicable); and (E) if the parties determine that a delay could result as aforesaid, Tenant may request an estimate of costs necessary to accelerate completion to mitigate the impact of such delay, to the extent practical, and if accepted by Tenant in writing, Landlord shall make good faith efforts to implement such acceleration at Tenant’s cost and expense. Tenant understands and agrees, however, that changes to the Construction Plans that may be needed or desired by Tenant, and or the specification by Tenant of any components or finishes that are not building standard or as expressly depicted on the Construction Plans, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed as long as same are not Material Changes. As used herein, the term “Material Changes” are (i) changes that, individually or in the aggregate, modify the scope, cost or character or any then existing permits and approvals obtained by Landlord in connection with Landlord’s Work or the Building; (ii) changes that will, individually or in the aggregate, in Landlord’s reasonable opinion, adversely impact the cost of Landlord’s Work (including, without limitation, delays resulting in the need for restaging, remobilization or the addition of additional contracts costs), unless Tenant accepts the net costs, as provided above) (iii) changes that will, individually or in the aggregate, in Landlord’s reasonable opinion, result in a likelihood of delay in the Substantial Completion of Landlord’s Work; (iv) adversely affect in any material respect the Building’s structure, roof, exterior or mechanical, electrical, plumbing, life safety or other Building systems or architectural design or use of the Building or Premises or otherwise involve changes to structural components of the Building or involves any changes or penetrations to the floor, roof, or exterior walls; (v) require any material modifications of the Building’s mechanical, electrical, plumbing, fire or life-safety systems; (vi) lessen the fair market value of the Building or the Premises or any other improvements on the property; and/or (vii) adversely affect the LEED certifiability of the Building or any improvements therein or any LEED or similar certifications previously obtained with respect to the Building or any improvements therein. Tenant shall be permitted to attend Landlord’s weekly construction meetings. Landlord agrees to use reasonable efforts and diligence to Substantially Complete Landlord’s Work by the Anticipated Commencement Date, subject to delays caused by event(s) of Force Majeure, but in no event shall Landlord be liable to Tenant for any failure to deliver the Premises on any specified date, nor shall such failure give rise to any default or other remedies under this Lease or at law or equity, or otherwise affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding the foregoing, (i) in the event that the Term Commencement Date does not occur by the date that is forty-five (45) days following the Anticipated Term Commencement Date (the “First Outside Commencement Date”), then, except to the extent such delay is caused by Tenant Delay or Force Majeure, as liquidated damages Tenant shall be entitled to a rent credit equal to one day’s rent at the Yearly Rent per diem (at the rate in effect immediately following the Term Commencement Date) for each day following the First Outside Commencement until the day prior to the Term Commencement Date, and (ii) in the event that the Term Commencement Date does not occur by the date that is seven (7) months following the Anticipated Term Commencement Date (the “Second Outside Termination Date”), then, except to the extent such delay is caused by Tenant Delay or Force Majeure (Force Majeure not to exceed thirty (30) days in the aggregate), Tenant shall have the right to terminate the Lease by giving written notice to Landlord of Tenant’s desire to do so within ten (10) business days after the Second Outside Commencement Date; and, upon the giving of such notice, the term of the Lease shall cease and come to an end as of the date that is thirty (30) days after Landlord’s receipt of such written termination notice from Tenant, without further liability or obligation on the part of either party unless, on or before such date, the Term Commencement Date occurs (in which event, Tenant’s termination notice shall be void and this Lease shall continue in full force and effect). The remedies set forth above shall be the sole and exclusive remedies of Tenant on account of the failure of the Term Commencement Date to occur by the Anticipated Term Commencement Date. Tenant shall be invited to attend Landlord’s weekly construction meetings.

(d)           Landlord’s Work shall be deemed “Substantially Complete” on the date (the “Substantial Completion Date”) as of which both (x) Landlord delivers a certificate from Landlord’s architect certifying to Tenant that Landlord’s Work is substantially complete in accordance, in all material respects, with the Construction Plans (as the same may be amended as expressly set forth above), subject to the completion of the Punchlist Work (defined below) and (y) either (1) Landlord has received completed or “signed-off” building permit and approvals from the City of Boston Inspectional Services Department permitting legal occupancy of the Premises for the Permitted Use (which approval may be oral and prior to the issuance of a certificate of occupancy) or (2) a certificate of occupancy (temporary or permanent) permitting Tenant to legally occupy the Premises for the Permitted Use has been issued by the City of Boston Inspectional Services Department, in either case (1) or (2) except to the extent that Landlord’s compliance with any conditions precedent are delayed by the acts or omissions of Tenant or its employees, agents or contractors (e.g., the installation of Tenant’s furniture) including any Tenant’s Work that must be completed to obtain same. Landlord shall deliver a permanent Certificate of Occupancy to Tenant prior to the expiration of any temporary Certificate of Occupancy (or “signed-off” building permit), except to the extent that Landlord’s compliance with any conditions precedent are delayed by the acts or omissions of Tenant or its employees, agents or contractors, including Tenant’s Work, and provided, that if any conditions precedent thereto are in Tenant’s control, Landlord shall have no obligation to comply with said conditions. Notwithstanding the foregoing, if any delay in the Substantial Completion of the Landlord’s Work by Landlord is due to Tenant Delays, then the Substantial Completion Date shall be deemed to be the date Landlord’s Work (or applicable portion thereof) would have been Substantially Complete, if not for such Tenant Delays, as reasonably determined by Landlord (provided, however, Tenant shall not be entitled to take possession of the Premises until the Premises are in fact Substantially Complete). “Tenant Delays” shall mean delays caused by: (i) requirements of any plans, specifications or work requested by Tenant that require a change to, or do not conform to, the Construction Plans; (ii) any Material Change requested by Tenant; or (iii) any other act or omission of Tenant or its employees, agents or contractors which actually delays Landlord from timely completing the Landlord’s Work. If not already incorporated into a change order or other written notice to Tenant as provided above, Landlord shall provide Tenant with written notice of any such Tenant Delay within five (5) business days following the commencement thereof which notice shall include (but the impact of such delay shall not be limited to) Landlord’s reasonable estimate of the impact to cost and/or schedule of such Tenant Delay.

(e)            Within the period of time commencing five (5) business days prior to and expiring fourteen (14) business days after the Substantial Completion Date Landlord and Tenant shall confer and create a specific list of any remaining Punchlist Work (defined below) with respect to Landlord’s Work (a “Punchlist”) which work shall be completed as set forth above. For purposes hereof, “Punchlist Work” is defined as minor or insubstantial incomplete work or details or defects of construction, decoration or mechanical adjustments that do not materially affect Tenant’s use of the Premises for the Permitted Use (without taking into effect Tenant’s specific manner of use). Landlord shall use commercially reasonable efforts to complete any Punchlist Work not fully completed (of which Tenant shall give Landlord notice as provided below) on the Term Commencement Date within thirty (30) days of the later of (1) the Substantial Completion Date or (2) completion of the Punchlist (subject to Force Majeure and Tenant Delays) and Landlord shall have reasonable access to the Premises in accordance with the provisions of this Lease to complete the Punchlist Work. Except with respect to the items contained in the Punchlist, as of the Substantial Completion Date Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Article 4. Without in any way limiting the other provisions of this Section 4.2, Landlord shall obtain and maintain an industry standard warranty for Landlord’s Work for at least twelve (12) months following the earlier of the Substantial Completion Date or the date of installation, completion or incorporation of the warrantied item. Tenant shall have the benefit of all construction and other warranties obtained by Landlord in connection with Landlord’s Work with respect to defects brought to Landlord’s attention within the warranty period and Landlord shall use commercially reasonable efforts to enforce (or, at Landlord’s option, assign) such benefit and the rights with respect thereto.

(f)             All components of Landlord’s Work shall be part of the Building, except only for such items which may be incorporated into Landlord’s Work at Tenant’s request following completion of the final Construction Plans that Landlord advises Tenant, at the time of such incorporation that the same shall be removed by Tenant on the termination or expiration of this Lease. Notwithstanding the forgoing, (i) Tenant shall obtain insurance covering Landlord’s Work (except for the Neutralization System) as set forth in Section 15.1 hereof and (ii) articles of personal property, including but not limited to copiers and computers; unattached laboratory and specialty equipment; unattached casework; bottle washers; telecommunication equipment; cabling; and any equipment or utility connections necessary for the function of the foregoing, owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Lease, subject to Tenant’s repair and restoration obligations in this Lease.

(g)           Tenant hereby appoints Michael DiVecchia as authorized representatives of Tenant for purposes of dealing with Landlord and its agents with respect to all matters involving, directly or indirectly, the construction of Landlord’s Work including, without limitation, approval of the Construction Plans and requested changes after the Construction Plans are final (such persons are hereinafter referred to as “Tenant’s Representative”). Landlord hereby appoints Erin Orpik, Related Beal as the authorized representative of Landlord for purposes of dealing with Tenant and its agents with respect to all matters involving, directly or indirectly, the construction of Landlord’s Work (such person is hereinafter referred to as “Landlord’s Representative”). Either party may change their respective representative(s) upon not less than three (3) business days advance written notice to the other party.

4.3         Tenant’s Work.

(a)           Tenant shall perform, at its expense, and subject to the terms and conditions of this Lease, the work and installations (other than Landlord’s Work) necessary or desirable for Tenant to operate at the Premises (“Tenant’s Work”), including, without limitation, Tenant’s furniture, trade fixtures, equipment (excluding that equipment expressly and specifically included in Landlord’s Work), personal property, data and communications equipment and cabling. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises in connection with Tenant’s Work.

(b)           Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of Landlord’s Work, Tenant shall have the right to enter the Premises up to fourteen (14) days prior to the estimated Term Commencement Date (or at other times where reasonably appropriate based on the completion stage of Landlord’s Work) for the purpose of installing furniture, trade fixtures, equipment, and similar items and such entry shall be made in compliance with all terms and conditions of this Lease (except as set forth herein) and the Rules and Regulations then in effect for the Building and shall be coordinated with Landlord’s building manager. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease, the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant and the Lease Term shall not commence as a result of said activities. Prior to entering the Premises Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord and shall have provided the Letter of Credit to Landlord.

5.	USE OF PREMISES

5.1         Permitted Use. Tenant shall continuously during the Term hereof occupy and use the Premises only for the Permitted Use as stated in Exhibit 1 and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they were designed. Without limiting the generality of the foregoing, Tenant agrees that it shall not use the Premises or any part thereof, or permit the Premises or any part thereof, to be used for the preparation or dispensing of food, whether by vending machines (unless such vending machines are for use by Tenant’s employees only and are permitted in accordance with requirements of all applicable laws) or otherwise. Notwithstanding the foregoing, but subject to the other terms and provisions of this Lease, Tenant may, with Landlord’s prior written consent, which consent shall not be unreasonably withheld, install at its own cost and expense so-called hot-cold water fountains, coffee makers and so-called Dwyer refrigerator-sink-stove combinations for the preparation of beverages and foods, provided that no cooking, frying, etc., are carried on in the Premises to such extent as requires special exhaust venting, Tenant hereby acknowledging that the Building is not engineered to provide any such special venting.

5.2         Prohibited Uses. Notwithstanding any other provision of this Lease, Tenant shall not use, or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the Premises or the Building or any part thereof (including, without limitation, any materials, appliances or equipment used in the construction or other preparation of the Premises and furniture and carpeting): (a) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or the Rules and Regulations or that are otherwise binding upon the Premises and known to Tenant; (b) for any unlawful purposes or in any unlawful manner; (c) which, in the reasonable judgment of Landlord shall in any way (i) impair the appearance or reputation of the Building; or (ii) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or with the use or occupancy of any of the other areas of the Building, or occasion discomfort, inconvenience or annoyance, or injury or damage to any occupants of the Premises or other tenants or occupants of the Building; or (iii) which is inconsistent with the maintenance of the Building as a comparable first-class life-sciences building in the Seaport District of Boston, Massachusetts (including laboratories) in the quality of its maintenance, use, or occupancy. Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, is reasonably likely to cause any such impairment, interference, discomfort, inconvenience, annoyance or injury.

5.3          Licenses and Permits. Tenant shall not cause or permit the Premises, the Building or the Land to be used in any way that violates any law, code, ordinance, regulation, order, permit, approval or variance, existing now or in the future, nor in any way that violates any covenants or restrictions (i) of record as of the date hereof or (ii) hereafter recorded to the extent the those hereafter recorded do not interfere with Tenant’s use of the Premises for the Permitted Use in any material respect (each such law, code, regulation, order, permit, approval, variance, covenant or restriction a “Legal Requirement”) or any provision of the Lease, interferes with the rights of, or unreasonably annoys, tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all licenses, consents, permits and approvals, and shall promptly take all actions necessary, to comply with all Legal Requirements (including, without limitation, the Occupational Safety and Health Act, MWRA, EH&S and lab waste management) applicable to Tenant’s use of the Premises, the Building or the Land, except for any licenses, consents, permits and approvals for the construction and maintenance of the Neutralization System, generally (as opposed to any additional licenses, consents, permits and/or approvals which may be required by Tenant’s specific use thereof). Tenant shall maintain in full force and effect all licenses, permits, approvals, consents, certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary licenses, consents, permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (a) any such contest is made reasonably and in good faith, (b) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, acceptable to Landlord to protect Landlord, the Building and the Land from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (c) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (d) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (e) Tenant’s decision to delay such cure shall not, in Landlord’s sole but good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Land, or any other person or entity.

6.	RENT

During the Term of this Lease, the Yearly Rent and other charges, at the rate stated in Exhibit 1, shall be payable by Tenant to Landlord by monthly payments, as stated in Exhibit 1, in advance and without notice or demand on the first day of each month for and in respect of such month. The Yearly Rent, Additional Rent, and other charges reserved and covenanted to be paid under this Lease shall commence on the Term Commencement Date. If, by reason of any provisions of this Lease, the rent reserved hereunder shall commence or terminate on any day other than the first day of a calendar month, the rent for such calendar month shall be prorated. The rent and all other amounts payable to Landlord under this Lease shall be payable to Landlord, or if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, at the Rent Payment Address set forth in Exhibit 1 or such place as Landlord may designate upon reasonable advance notice, and the rent and other charges in all circumstances shall be payable without any setoff or deduction whatsoever, except for certain abatement rights as expressly set forth in this Lease which may be triggered by a casualty or Landlord Service Interruption (as more specifically set forth below). Rental and any other sums due hereunder not paid on or before the date due shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of five percentage (5%) points over the so-called prime rate then currently from time to time charged to its most favored corporate customers by the largest national bank (N.A.) located in the city in which the Building is located, or at any applicable lesser maximum legally permissible rate for debts of this nature.

All fees, costs and expenses, other than Yearly Rent, which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, Tenant’s Tax Share and Tenant’s Operating Expense Share (both as hereinafter defined), shall be deemed “Additional Rent.”

7.	RENTABLE AREA

Total Rentable Area of the Premises and the Building are agreed to be the amounts set forth in Exhibit 1. Landlord reserves the right, throughout the Term of the Lease, to recalculate the Total Rentable Area of the Building. Landlord shall have the right to adjust the Total Rentable Area of the Building, from time to time, based on a remeasurement of the Building or on changes to the physical size or layout of the Building or rentable area(s) thereof in accordance with the methods of measuring rentable square feet as described in the American National Institute Publication ANSI/BOMA Z65.1-1996 promulgated by the Building Owners and Managers Association. In the event such remeasurement reflects that the stated Total Rentable Area of the Premises or the Building set forth herein is different from as stated in Exhibit 1, the parties hereto shall thereafter adjust the Tenant’s Proportionate Share, Yearly Rent, and any other charges, expenses or benefits based thereon to reflect the correct measurement; provided however, in no event shall Yearly Rent, Tenant’s Proportionate Share or any charges related to Tenant’s occupancy of the Premises increase as a result of any such remeasurement.

8.	SERVICES FURNISHED BY LANDLORD

8.1          Electric Current.

(a)            It is understood that for the electrical service (e.g., lights, plugs, equipment, convenience outlets, and heating, air-conditioning, ventilation fixtures and equipment initially installed in the Premises and all other systems exclusively serving the Premises) shall be metered by a separate checkmeter by Landlord at Landlord’s sole cost and expense. Tenant will reimburse Landlord for the cost of such electric current as measured by a separate submeter or checkmeter, as hereinafter set forth, or Landlord will require Tenant to contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company to be billed directly to, and paid for by, Tenant.

(b)           If such electrical service is separately metered, Landlord will require Tenant to contract with the company supplying electric current for the Premises and Tenant to obtain electric current directly from such company, to be billed directly to Tenant and Tenant shall pay directly to such company, as Additional Rent hereunder, all electrical service charges before delinquency.

(c)            If such electrical services is sub or check metered, Landlord shall calculate the electrical service charge based on Tenant’s actual usage of electricity and Tenant shall pay same to Landlord, as Additional Rent, within thirty (30) days of billing therefor. Tenant shall reimburse Landlord for the entire cost of such electric current as measured by a separate submeter or checkmeter, as hereinafter set forth, or Landlord will require Tenant to contract with the company supplying electric current for the Premises and Tenant to obtain electric current directly from such company, to be billed directly to and Tenant shall pay directly to such company, as Additional Rent hereunder, all electric service charges before delinquency. In no event shall Tenant be responsible for the payment of any markup of electrical service charges (i.e., in excess of the actual costs for the supply and consumption of electricity to the Premises), except for the commercially reasonable fee to cover the expense of a third-party meter reading. If such electrical service is sub or check metered, Landlord may elect to collect the electrical service charge due hereunder in monthly estimated payments (i.e., based upon Landlord’s reasonable estimate) on account of Tenant’s obligation to reimburse Landlord for electricity consumed in the Premises, due at the same time and in the same manner that Tenant pays its monthly installments of Yearly Rent hereunder, in which case:

(i)	Periodically after the Term Commencement Date, Landlord shall determine the actual cost of electricity consumed by Tenant in the Premises (i.e., by reading Tenant’s sub-meter and by applying the applicable electric rate.) If the total of Tenant’s estimated monthly payments on account of such period is less than the actual cost of electricity consumed in the Premises during such period, Tenant shall pay the difference to Landlord when billed therefor. If the total of Tenant’s estimated monthly payments on account of such period is greater than the actual cost of electricity consumed in the Premises during such period, Landlord shall credit the difference against Tenant’s next installment of rental or other charges due hereunder, or issue a refund to Tenant if the Term of this Lease has expired or terminated and Tenant has no further obligation to Landlord hereunder.

(ii)	After each adjustment, the amount of estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity in the Premises shall be adjusted based upon the actual cost of electricity consumed during the immediately preceding period.

(d)           If Landlord is furnishing Tenant electric current hereunder, Landlord, at any time, at its option and upon not less than thirty (30) days’ prior written notice to Tenant, may discontinue such furnishing of electric current to the Premises; and in such case Tenant shall contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company. In the event Tenant itself contracts for electricity with the supplier, pursuant to Landlord’s option as above stated, Landlord shall (i) permit its risers, conduits and feeders to the extent available, suitable and safely capable, to be used for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, (ii) without cost or charge to Tenant, make such alterations and additions to the electrical equipment and/or appliances in the Building as such company shall specify for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, and (iii) at Landlord’s expense, furnish and install in or near the Premises, any necessary metering equipment used in connection with measuring Tenant’s consumption of electric current and Tenant, at Tenant’s expense, shall maintain and keep in repair such metering equipment.

(e)           If Tenant shall require electric current for use in the Premises in excess of such reasonable quantity to be furnished for such use as hereinabove provided and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements or (ii) such excess use shall result in an additional burden on the Building air conditioning system and additional cost to Landlord on account thereof, then, as the case may be, (x) Landlord, upon written request and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor be available to Landlord, provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause damage to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building or (y) Tenant shall reimburse Landlord for such additional cost, as aforesaid. Tenant acknowledges that it has been provided with an opportunity to confirm that the electric current serving the Premises will be adequate to supply its proposed permitted uses of the Premises.

(f)            Landlord, at Tenant’s expense and upon Tenant’s request, shall purchase and install all replacement lamps of types generally commercially available (including, but not limited to, incandescent and fluorescent, but excluding specialty lamps and fixtures) used in the ancillary/accessory office portion(s) of the Premises (excluding laboratory portions thereof). Landlord shall have the right to elect, upon reasonable written notice, to cease the purchase and installation of lamps hereunder.

(g)           To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Articles 15 and 19, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

(h)           Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, and using contractor(s) approved by Landlord, and will promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances.

8.2          Water. Landlord shall furnish hot and cold water for ordinary use for cleaning, toilet, lavatory and drinking purposes for restrooms and facilities Common Areas. In addition, distribution systems for hot and cold water for ordinary use for Premises cleaning, toilet, lavatory and drinking purposes for restrooms and facilities shall be included in Landlord’s Work as and to the extent set forth in the Construction Plans (provided, however, hot water itself shall not be provided by Landlord but shall be heated by systems for which Tenant is responsible to maintain pursuant to Section 14, below and which shall be installed by Landlord as a component of Landlord’s Work to the extent shown on the Construction Plans). If Tenant requires, uses or consumes water in the Premises for any purpose other than for the aforementioned purposes, Landlord may (a) assess a reasonable charge (i.e., without markup, provided that there may be an additional commercially reasonable fee to cover the expense of third-party meter reading) for the additional water so used or consumed by Tenant or (b) install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, together with the sewer charge based on said meter charges, as and when bills are rendered, and on default in making such payment Landlord may pay such charges and collect the same from Tenant. Subject to the specific allocation(s) of responsibilities relating thereto relating to Landlord’s Work and Tenant’s Work, Landlord may elect, upon written notice to Tenant, to install and maintain all piping and other equipment and facilities for the use of water outside the building core exclusively serving the Premises, and upon such election Tenant shall reimburse Landlord as Additional Rent for the reasonable costs of Landlord incurred in connection therewith.

8.3          Elevators, Heat and Cleaning. Landlord shall: (a) provide necessary elevator facilities (which may be manually or automatically operated, either or both, as Landlord may from time to time elect) on Mondays through Fridays, excepting Federal, Massachusetts and City of Boston legal holidays, from 8:00 a.m. to 6:00 p.m. and on Saturdays, excepting Federal, Massachusetts and City of Boston legal holidays, from 8:00 a.m. to 1:00 p.m. (called “business hours”), and have one (1) passenger and, subject to temporary closures for maintenance and closure as a result of events of Force Majeure, one (1) freight elevator, in operation available for Tenant’s use, non-exclusively, together with others having business in the Building, at all other times; (b) furnish heat, air conditioning and ventilation (substantially equivalent to that being furnished in comparably aged, similarly equipped, first-class office and research and development buildings in the same city) interior common areas of the Building (with the exception of common hallways on tenant-occupied floors) during the business hours set forth above; and (c) cause the common areas of the Building to be cleaned on Monday through Friday (excepting Massachusetts or City of Boston legal holidays) in a manner consistent with cleaning standards generally prevailing in the comparable office buildings in the City of Boston. All costs and expenses incurred by Landlord in connection with foregoing services shall be included as part of the Operating Costs (as defined below), subject to the terms and conditions of Section 9 below. Tenant shall be responsible, at its sole cost and expense, for providing cleaning and janitorial services to the Premises in a neat and first-class manner consistent with the cleaning standards generally prevailing in the comparable buildings in the City of Boston or as otherwise reasonably established by Landlord in writing from time to time using an insured contractor or contractors selected by Tenant and approved in writing by Landlord and such provider shall not interfere with the use and operation of the Building or Land by Landlord or any other tenant or occupant thereof. Tenant shall also cause all extermination of vermin in the Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services for the Premises as reasonably necessary or as reasonably requested by Landlord.

8.4          Air Conditioning.

As part of Landlord’s Work, Landlord shall provide and deliver those items (e.g., Building infrastructure and capacities) shown on the Plans attached hereto as Exhibit 7, which may include make up air, condenser water system, and exhaust, based on the laboratory/office split of the Premises as shown therein.

Tenant acknowledges that (a) the Heat Pump shall be the primary source of air conditioning for the Premises, (b) Landlord shall run the loop serving the office portion of the Premises during business hours, (c) Landlord shall furnish heat and/or air conditioning to the laboratory portion of the Premises (to the distribution point) at all times, and (d) Landlord shall have no obligation to provide any heat and/or air conditioning for the Premises except as expressly provided herein. Tenant agrees to lower and close the blinds or drapes when necessary because of the sun’s position, whenever the air conditioning system is in operation, by using good faith efforts to cause its employees to so comply with such requirement, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning system.

8.5          Reserved.

8.6          Supplemental Air Conditioning Equipment. In the event Tenant requires supplemental air conditioning for equipment, machines, meeting or equipment rooms or other purposes or uses, or because of specific climate control needs, occupancy or excess electrical loads, any supplemental air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment, such supplemental air conditioning equipment will be installed, but only if, in Landlord’s reasonable judgment, the same is within the capacity loads of the Building or any portion thereof, will not cause damage or injury to the Building or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants. At Landlord’s sole election, such equipment will either be installed:

(a)           by Landlord at Tenant’s expense and Tenant shall reimburse Landlord in such an amount as will compensate it for the reasonable cost incurred by it in operating, maintaining, repairing and replacing, if necessary, such additional air conditioning equipment. At Landlord’s election, such equipment shall (i) be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, and (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain a service contract for such equipment from a service provider reasonably approved by Landlord. Tenant shall obtain Landlord’s prior written approval of both the form of service contract and of the service provider, not to be unreasonably withheld, conditioned or delayed; or

(b)           by Tenant, subject to Landlord’s prior approval of Tenant’s plans and specifications for such work, not to be unreasonably withheld, conditioned or delayed. In such event: (i) such equipment shall be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, and (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain a service contract for such equipment from a service provider reasonably approved by Landlord. Tenant shall obtain Landlord’s prior written approval of both the form of service contract and of the service provider, not to be unreasonably withheld, conditioned or delayed.

8.7          Landlord Repairs. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, Landlord shall keep and maintain the roof, exterior walls, structural floor slabs, columns, elevators, public stairways and corridors, public lavatories, and other common equipment (including, without limitation, sanitary, electrical, heating, air conditioning, or other systems) serving both the Building and the Common Areas in good condition and repair and not in violation of any Legal Requirements. Landlord shall keep the paved portions of the Common Areas reasonably free of ice and snow. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any laboratory portion of the Premises or any other portion which, pursuant to Tenant’s safety guidelines, practices or custom or prudent industry practices, require any form of clothing or equipment other than safety glasses. In any such case, Tenant shall contract with commercial parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services.

8.8          Interruption or Curtailment of Services. (a) When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, or by reason of event(s) of Force Majeure, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than five (5) business days’ notice except in the event of an emergency, to temporarily interrupt, curtail or suspend (a) the furnishing of heating, elevator, air conditioning, and cleaning services and (b) the operation of the plumbing and electric systems and Neutralization System. Landlord shall provide Tenant with reasonable prior written notice (which notice may be by email) of any planned repair or improvements (which shall exclude emergencies) reasonably expected to have a material impact on the services provided by Landlord to Tenant. Landlord shall use commercially reasonable efforts to schedule any planned interruption of an unreasonable duration after normal business hours. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but except as expressly set forth in this Section 8.8, there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder reduced, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b) Notwithstanding the foregoing, Tenant shall be entitled to a proportionate abatement of Yearly Rent in the event of a Landlord Service Interruption (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service which Landlord is required to provide hereunder (including, without limitation, access or egress) thereby rendering a material portion of the Premises untenantable for the duration of the Landlord Service Interruption Cure Period and any additional period for which Tenant is claiming an abatement hereunder, (ii) such lack of service was not caused by Tenant, its employees, contractors, invitees or agents or by a casualty (in which event Section 18 shall control); (iii) Tenant in fact ceases to use such material portion of the Premises for the entirety of the Landlord Service Interruption Cure Period and any additional period for which Tenant is claiming an abatement hereunder (iv) such interruption of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption.

8.9          Energy Conservation. Notwithstanding anything to the contrary in this Article 8 or in this Lease contained, Landlord may institute, and Tenant shall comply (and cause its employees, invitees, agents and contractors to comply) with, at no liability to Tenant and no commercially unreasonable cost or obligation to Tenant, such policies, programs and measures as may be necessary or required for the conservation and/or preservation of energy or energy services, or as may be necessary or required to comply with applicable codes, rules regulations or standards, including but not limited to applying and reporting for the Building or any part thereto to seek or maintain certification under the U.S. EPA’s Energy Start® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard. Upon reasonable request, Tenant shall provide Landlord with the necessary information or, at Tenant’s option, grant Landlord access to Tenant’s account with any utility company or provider paid directly by Tenant for utility services, so that Landlord can review the utility bills relating to the Premises in connection with any required energy reporting requirements to the City of Boston or other governmental agency or in connection with any third party energy certification program (e.g., LEED certification). Regardless of LEED interest in tenant spaces, Tenant shall comply with the reasonable policies outlined, from time to time, for ‘green cleaning’ and ‘integrated pest management’, provided such policies are delivered to Tenant in writing.

8.10        Access. Subject to terms and conditions of this Lease, emergencies, applicable Legal Requirements, Landlord’s Rules and Regulations and reasonable security requirements as the same may be amended from time to time and of which Tenant has received prior written notice, Tenant shall have access to the Premises and all Common Areas appurtenant to the Premises twenty-four (24) hours a day, seven (7) days a week. Subject to the terms and conditions of this Lease including but not limited to Section 12, Tenant shall have the right to install a card key or similar security access system to the Premises.

9.	TAXES AND OPERATING COSTS

9.1          Definitions. As used in this Article 9, the words and terms which follow mean and include the following:

(a)           “Operating Year” shall mean a calendar year in which occurs any part of the Term of this Lease; provided Landlord reserves the right, from time to time, to change its Operating Year (e.g., from a calendar year basis to a fiscal year basis), or its accounting basis (e.g., from a cash basis to an accrual basis), and to make any necessary adjustments relating thereto.

(b)           “Tenant’s Proportionate Share” shall be the figure(s) as stated in Exhibit 1.

(c)           “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building, the Land and the Common Areas upon any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Building, the Land and/or the Common Areas, or such personal property; charges, fees and assessments for transit, housing, police, fire or other governmental services or purported benefits to the Building and/or the Common Areas; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operating, use or occupancy of the Building, the Common Areas or based upon rentals derived therefrom, which are or shall be imposed by Federal, State, Municipal or other authorities. For the purposes of this Lease, “Taxes” shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law and any payments to, for or relating in whole or in part to any business improvement district in which the Land may be located. As of the Execution Date, “Taxes” shall not include any sales, inheritance, estate, transfer, succession, gift, franchise, rental, income or profit tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Property. If the present system of taxation of real or personal property shall be changed for any Tax Period (as defined below), any tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or in addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute “Taxes,” whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute “Taxes,” but only to the extent calculated as if the Land is the only real estate owned or leased by Landlord. “Taxes” shall also include reasonable expenses of tax abatement or other proceedings contesting assessments or levies. Notwithstanding the foregoing, Landlord shall have the right to exclude from “Taxes”, from time to time, any portions of the Building or the Land or Common Areas that are taxed or billed by the City of Boston or other applicable taxing authority as a separate tax parcel (e.g., sub-parcel or associate parcel) and to reincorporate such separate tax parcel in the event such separate tax treatment terminates and, in such event, equitably increase or decrease, as the case may be, Tenant’s Proportionate Share for purposes of invoicing Tenant for its Tax Share (as defined below). In addition, if applicable, Taxes shall be equitably allocated by Landlord, in Landlord’s reasonable judgment, among the Building and any other building(s) and improvements on the Land. The parties acknowledge that Taxes may be based upon several separate tax bills affecting the Land.

(d)           “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority, any portion of which period occurs during the Term of this Lease, the first such Period being the one in which the Term Commencement Date occurs.

(e)           “Operating Costs”:

(1)          Definition of Operating Costs. “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management, for repair and replacements, cleaning and maintenance of the Land, Building and the Common Areas (including but not limited to the parking areas and facilities serving same from time to time), related equipment, facilities and appurtenances, elevators, cooling and heating equipment and the Common Laboratory Facilities (and services relating thereto). In the event that Landlord or Landlord’s managers or agents perform services (including, without limitation, repairs or replacements) for the benefit of the Building or Land off-site which would otherwise be performed on-site (e.g., accounting), the cost of such services shall be equitably and reasonably allocated among the properties benefiting from such service and shall be included in Operating Costs. Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the Building (the “Cost Pools”), including recalculating Tenant’s Proportionate Share with respect to such Cost Pools. Such Cost Pools may include, but shall not be limited to, tenants that share particular systems or equipment (including those relating to the Common Laboratory Facilities) or tenants that are similar users of particular systems or equipment such as by way of example but not limitation office space tenants of the Building, laboratory tenants of the Building and retail space tenants of the Building. Operating Costs shall include, without limitation, those categories of “Specifically Included Operating Costs,” as set forth below, but, notwithstanding any provision of this Lease to the contrary, shall not include “Excluded Costs,” as hereinafter defined.

(2)          Definition of Excluded Costs. “Excluded Costs” shall be defined as mortgage charges, brokerage commissions, salaries of executives, owners and employees above the grade of General Manager (or if applicable, above the grade of portfolio manager so long as such portfolio manager provides services analogous to a General Manager) not directly employed in the management/operation of the Building and Land, the cost of work done by Landlord for a particular tenant for which Landlord has the right to be reimbursed by such tenant, and, subject to Subparagraph (3) below, such portion of expenditures as are not properly chargeable against income. Notwithstanding anything to the contrary contained herein, the definition of Excluded Costs shall include the following

(i)	Any ground or master lease rental;

(ii)	Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds, and costs of all capital expenditures except to the extent provided herein below;

(iii)	Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for the exclusive use of tenants or other occupants of the Building;

(iv)	Depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest would otherwise have been included in the charge for such third party’s services all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized as provided herein below;

(v)	payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased, to the extent that such payments exceed the amount which could have been included in Operating Costs had such equipment been purchased rather than leased;

(vi)	Marketing costs including without limitation leasing commissions, attorneys’ fees and costs in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations, transactions with present or prospective tenants or other occupants of the Building;

(vii)	Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(viii)	Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Land, and any other costs of selling, syndicating, financing or refinancing any portion of the Property and/or Landlord’s interest therein;

(ix)	Landlord’s general corporate overhead and general and administrative expenses;

(x)	Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided the foregoing shall not include Landlord provided (or third party provided) services that are specifically provided in this Lease or otherwise generally consistent with comparable buildings in the Seaport or Downtown districts of Boston (including by way of example and not limitation parking vendor(s) or food services (e.g., Fooda));

(xi)	Advertising and promotional expenditures and costs of signs in or on the Building identifying the owner of the Building or other tenant’s signs;

(xii)	Subject to Section 9.1(e)(3) below, costs incurred in connection with upgrading or altering the Building to cure violations existing prior to the Execution Date of Legal Requirements then in force, effect and applicable, including, without limitation, disability, life, fire and safety codes, and the ADA, including penalties or damages incurred due to such noncompliance;

(xiii)	Tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due;

(xiv)	Costs arising from Landlord’s charitable or political contributions;

(xv)	Costs to the extent that Landlord is reimbursed pursuant to any contractual warranty or from any other source;

(xvi)	Costs for sculpture, paintings or other objects of art that are not generally consistent or customary for first class office/life science buildings in the market in which the Building is located;

(xvii)	Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to the Landlord and/or the Building;

(xviii)	Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any), disputes of Landlord with Building management, or fees paid in connection with disputes with other tenants;

(xix)	Costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building;

(xx)	Any expenses incurred by Landlord for use of any portions of the Building to accommodate private events that are not made available to Building tenants including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the normal expenses otherwise attributable to providing Building services or amenities (including periodic Tenant amenity events), such as lighting and HVAC to such public portions of the Building in normal operations during standard Building hours of operation;

(xxi)	Any entertainment expenses of Landlord for any purpose or any dining or travel expenses of Landlord for non-Building related purposes;

(xxii)	Any flowers, gifts, balloons, etc. provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(xxiii)	Services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of a retail or restaurant operations in the Building, except to the extent the square footage of such operations are included in the rentable square feet of the Building;

(xxiv)	“In-house” legal and/or accounting fees (provided this shall not exclude from Operating Costs and expenses incurred by or on behalf of Landlord in connection with the preparation of an annual audit and review of Operating Costs and related Building expenses prepared by or on behalf of Landlord)

(xxv)	other than with respect to insurance, Taxes, and electricity, costs incurred in connection with the leasing, operation, management, repair, replacement, and maintenance of any parking areas, and the salaries and benefits of any attendants;

(xxvi)	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(xxvii)	the cost of testing, remediation or removal, transportation or storage of Hazardous Materials at the Property required by applicable Legal Requirements if such Hazardous Materials (a) were at the Property, as of the Effective Date, in violation of any Legal Requires then in force, effect or applicable or (b) during the Term were introduced to the Building by Landlord (or its employees, contractors or agents) or any other tenant (or its employees, contractors or agents) of the Building;

(xxviii)	all other items to the extent Landlord is reimbursed by a third party, including other tenants (except through the collection of such tenants’ shares of Operating Costs).

(3)           Capital Expenditures. If, during the Term of this Lease, Landlord shall replace any capital items or make any capital expenditures that are (a) required or necessitated by any Legal Requirement enacted or coming into force, effect or applicability after the Execution Date; (b) anticipated by Landlord in its good faith determination to reduce (or minimize increases in) Operating Costs; or (c) reasonably required or necessary to replace or maintain (due to failure, obsolescence or otherwise) the Building or the Land (or systems or components therein or thereof) (collectively [(a), (b) and/or (c)] or singly called “Permitted Capital Expenditures”) the total amount of which is not properly includible in Operating Costs for the Operating Year in which they were made, there shall nevertheless be included in such Operating Costs and in Operating Costs for each succeeding Operating Year the Annual Charge-Off (determined as hereinafter provided) of such Permitted Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced).

(i)	Replacements. If, during the Term of this Lease, Landlord shall replace any capital items that is a Permitted Capital Expenditure, there shall nevertheless be included in such Operating Costs and in Operating Costs for each succeeding Operating Year the amount of the Annual Charge-Off (determined as hereinafter provided) of such Permitted Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the Permitted Capital Expenditure being replaced) of such Permitted Capital Expenditure.

(ii)	New Capital Items. If a new Permitted Capital Expenditure is acquired which does not replace another capital item which was worn out or has become obsolete, then there shall be included in Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge-Off of such Permitted Capital Expenditure.

(iii)	Annual Charge-Off. “Annual Charge-Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life, as hereinafter defined, of the Permitted Capital Expenditure in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the Permitted Capital Expenditure in question. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular Permitted Capital Expenditure will effect savings in Building operating costs including, without limitation, energy-related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the Annual Charge-Off of such Permitted Capital Expenditure computed as aforesaid, then and in such events, the Annual Charge-Off shall be increased to an amount equal to the Projected Annual Savings; and in such circumstances, the increased Annual Charge-Off (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the Permitted Capital Expenditure in question, together with interest thereon at the Capital Interest Rate as aforesaid, in equal monthly payments, each in the amount of one-twelfth (1/12th) of the Projected Annual Savings, with such payments being applied first to interest and the balance to principal.

(iv)	Useful Life. “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the Permitted Capital Expenditure.

(v)	Capital Interest Rate. “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the Permitted Capital Expenditure is made or, if the Permitted Capital Expenditure is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such Permitted Capital Expenditure.

(4)           Specifically Included Categories of Operating Costs. Operating Costs shall include, but not be limited to, the following, in each case except to the extent of any Excluded Costs:

Taxes (other than real estate taxes): Sales, Federal Social Security, Unemployment and Old Age Taxes and contributions and State Unemployment taxes and contributions accruing to and paid by the Landlord on account of all employees of Landlord and/or Landlord’s managing agent for which Landlord may properly include salaries pursuant to Section 9.1(e)(2), except that taxes levied upon the net income of the Landlord and taxes withheld from employees, and “Taxes” as defined in Article 9.1(c) shall not be included herein.

Water: All charges and rates connected with water supplied to the Building and related sewer use charges, except to the extent not permitted in accordance with Section 9.1(e).

Heat and Air Conditioning: All charges connected with heat and air conditioning supplied to the Building, except to the extent not permitted in accordance with Section 9.1(e).

Wages: Wages and costs of all employee benefits, and employment taxes, of all employees of the Landlord and/or Landlord’s managing agent who are employed in, about or on account of the Building and Land, except to the extent not permitted in accordance with Section 9.1(e).

Cleaning: The cost of labor (including third party janitorial contracts), supplies, tools and material for cleaning the Building and Land, except to the extent not permitted in accordance with Section 9.1(e).

Elevator Maintenance: All expenses for or on account of the upkeep and maintenance of all elevators in the Building.

Management Fee: The cost of professional management of the Building and Land in an amount not to exceed three percent (3%) of the gross revenues of the Building.

Administrative Costs: The cost of office expense for the management of the Building and Land, including, without limitation, rent, business supplies and equipment.

Electricity: The cost of all electric current for the operation of any machine, appliance or device used for the operation of the Premises and the Building, including the cost of electric current for the elevators, lights, air conditioning and heating, make-up air units and laboratory exhaust systems, Common Laboratory Facilities, but not including electric current which is paid for directly to the utility by the user/tenant in the Building or for which the user/tenant reimburses Landlord; provided however, if and so long as Tenant is billed directly by the electric utility for its own consumption as determined by its separate meter, or billed directly by Landlord as determined by a check meter, then Operating Costs shall include only Building and public area electric current consumption and not any demised Premises electric current consumption. Wherever separate metering is unlawful, prohibited by utility company regulation or tariff or is otherwise impracticable, relevant consumption figures for the purposes of this Article 9 shall be determined by fair and reasonable allocations and engineering estimates made by Landlord.

Shared or Easement Costs: The Building’s share (as reasonably determined and allocated by the applicable agreement or Landlord) of: (i) the costs incurred by Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any shared facilities (including, without limitation, the common facilities from time to time serving the Building and Land in common with other buildings or parcels of land), such as any accessways, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord shall provide the same); (iii) the actual or imputed cost of the space occupied by on the grounds building attendant(s) and related personnel and the cost of administrative and or service personnel whose duties are not limited solely to the Building and Land, as reasonably determined and allocated to the Building and Land by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners if the same are (x) with respect to any shared services or facilities (including, without limitation, the common facilities from time to time serving the Building and Land in common with other buildings or parcels of land) or (y) customary for comparable buildings in the Seaport District of Boston.

Insurance, etc.: Fire, casualty, liability, rent loss and such other insurance as may from time to time be required by lending institutions on first-class office/life-science/retail buildings in the City or Town wherein the Building is located and all other expenses (except to the extent not permitted in accordance with Section 9.1(e)) incurred by Landlord in connection with the operation and maintenance of the Building and customarily incurred in connection with the operation and maintenance of first-class mixed use laboratory office buildings in the City or Town wherein the Building is located including, without limitation, commercially reasonable insurance deductible amounts.

(5)           Gross-Up Provision. Notwithstanding the foregoing, in determining the amount of Operating Costs for any calendar year or any portion thereof falling within the Term, if less than ninety-five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants at any time during the period in question, then, Operating Costs for such period which vary by occupancy shall be adjusted to equal the amount Operating Costs would have been for such period had occupancy been ninety-five percent (95%) throughout such period; provided that in no event shall such adjustment result in Landlord collecting more than its actual Operating Costs with respect to the specific applicable cost (without regard to any Operating Year but with regard to, and during, the term of the Lease). The extrapolation of Operating Costs under this paragraph shall be performed by appropriately adjusting the cost of those components of Operating Costs that are impacted by changes in the occupancy of the Building.

(6)           Audit Right. Tenant shall have the right, at Tenant’s sole cost and expense, at reasonable times and upon prior reasonable notice to Landlord, at Landlord’s offices and not more often than once in any Lease Year, to cause an audit to be made of Landlord’s accounting records of the Operating Costs for the immediately preceding Operating Year, for the purpose of verifying the Operating Costs and Tenant’s share thereof; provided that notice of Tenant’s desire to so review is given to Landlord not later than thirty (30) days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Any Operating Costs statement or accounting by Landlord shall be binding and conclusive upon Tenant unless (a) Tenant duly requests such review within such ninety (90) day period, and (b) within three (3) months after such review request, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. Tenant shall have no right to conduct a review or to give Landlord notice that it desires to conduct a review at any time Tenant is in default under the Lease (beyond all Grace Periods). No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. Tenant covenants and agrees that it will keep in strict confidence and not disclose, or permit its agents to disclose, the information obtained by Tenant from said audit or the results thereof; provided, however, that Tenant may disclose said information to Tenant’s attorneys and accountants solely to the extent such disclosure is necessary to properly determine Tenant’s share of said Operating Costs or if required by law. Landlord may require, as a condition to Tenant’s right to audit, as aforesaid, that Tenant and any agent of Tenant execute a separate commercially reasonable agreement of non-disclosure and confidentiality for Landlord’s benefit. It is expressly understood and agreed that said audit shall not be on a contingency basis and shall be conducted by a national or regional accounting firm. If Tenant’s audit reveals that Landlord has undercharged Tenant, Tenant shall pay such undercharged item within thirty (30) days. If Tenant’s audit reveals and the parties agree that Landlord has overcharged Tenant, then Landlord shall credit the discrepancy to Tenant against Tenant’s next payment(s) of the applicable Additional Rent, or, if the Term of this Lease has expired or been terminated and Tenant has no further obligations hereunder, refund such amount to Tenant within thirty (30) days. In the event Tenant’s audit reveals and the parties agree that Landlord has overcharged Tenant by more than five percent (5%) then, in addition to a credit or refund to Tenant of the amount overcharged, Landlord shall reimburse Tenant for the reasonable cost of said audit in an amount not to exceed $3,000.00.

9.2          Tax Share. Commencing as of the Term Commencement Date and continuing thereafter with respect to each Tax Period occurring during the Term of the Lease (or such longer period as Tenant remains in possession of all or any portion of the Premises), Tenant shall pay to Landlord, with respect to any Tax Period Tenant’s Proportionate Share of Taxes for such Tax Period, such amount being hereinafter referred to as “Tax Share”. Tax Share shall be due within thirty (30) days of when billed by Landlord. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Tax Share, calculated by Landlord on the basis of the most recent Tax data or budget available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Tax Share for such Tax Period, Landlord shall, at Landlord’s option, credit the difference against the next installment of rental or other charges due to Landlord hereunder, or otherwise promptly refund Tenant; provided, however, if the Lease has expired or is earlier terminated, Landlord shall not be required to refund such difference until Tenant has no outstanding obligations to Landlord. If the total of such remittances is less than the actual Tax Share for such Tax Period, Tenant shall pay the difference to Landlord within thirty (30) days of when billed therefor.

Appropriate credit against Tax Share shall be given for any refund obtained by reason of a reduction in any Taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Article 9.2 shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authorities. Expenditures for reasonable legal fees and for other similar or dissimilar reasonable expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period.

9.3          Operating Expense Share. Commencing as of the Term Commencement Date and continuing thereafter with respect to each Operating Year occurring during the Term of the Lease (or such longer period as Tenant remains in possession of all or any portion of the Premises), Tenant shall pay to Landlord, with respect to any Operating Year, Tenant’s Proportionate Share of Operating Costs for such Operating Year, such sum being hereinafter referred to as “Operating Expense Share”. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Expense Share, calculated by Landlord on the basis of the most recent Operating Costs data or budget available. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Expense Share for such Operating Year, Landlord shall, at Landlord’s option, credit the difference against the next installment of rent or other charges due to Landlord hereunder, or otherwise refund Tenant; provided, however, if the Lease has expired or is earlier terminated, Landlord shall not be required to refund such difference until Tenant has no outstanding obligations to Landlord. If the total of such remittances is less than actual Operating Expense Share for such Operating Year, Tenant shall pay the difference to Landlord within thirty (30) days of when billed therefor.

Tenant’s Tax Share and Operating Expense Share shall be included in “Additional Rent.”

9.4          Partial Years. If the Term Commencement Date or the Termination Date occurs in the middle of an Operating Year or Tax Period, Tenant shall be liable for only that portion of the Operating Expense or Tax Share, as the case may be, in respect of such Operating Year or Tax Period represented by a fraction, the numerator of which is the number of days of the herein Term which falls within the Operating Year or Tax Period and the denominator of which is three hundred sixty-five (365), or the number of days in said Tax Period, as the case may be.

9.5          Effect of Taking. In the event of any taking of the Building or the Land under circumstances whereby this Lease shall not terminate under the provisions of Article 20 then, Tenant’s Proportionate Share shall be adjusted appropriately to reflect the proportion of the Premises and/or the Building remaining after such taking.

9.6          Survival. Any obligations under this Article 9 which shall not have been paid at the expiration or sooner termination of the Term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

10.	CHANGES OR ALTERATIONS BY LANDLORD

Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to: (a) the Building (provided, however, any such acts within the Premises shall be subject to the provisions of Section 17.2, below) and the fixtures and equipment thereof, (b) the street entrances, halls, passages, elevators, escalators, and stairways of the Building, and (c) the Common Areas, and facilities located therein, as Landlord may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and/or the Common Areas, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of, the Premises by Tenant for the Permitted Use. Nothing contained in this Article 10 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any Legal Requirement, order or requirement of any governmental or other authority. Landlord reserves the right to adopt and at any time and from time to time to change the name or address of the Building. Neither this Lease nor any use by Tenant shall give Tenant any right or easement for the use of any door, passage, concourse, walkway or parking area (except as expressly set forth in Section 29.13, below) within the Building or in the Common Areas, and the use of such doors, passages, concourses, walkways, parking areas (except as expressly set forth in Section 29.13, below), and such conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligation of Tenant hereunder or incurring any liability to Tenant therefor, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use of the Premises by Tenant.

If at any time any windows of the Premises are temporarily closed or darkened for any reason whatsoever including but not limited to, Landlord’s own acts or due to scaffolding, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatements of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

11.	FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT

All fixtures, equipment, improvements and appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord at its expense or at the expense of Tenant (either or both) or by Tenant shall be and remain part of the Premises and shall not be removed by Tenant during or at the end of the Term unless Landlord otherwise elects to require Tenant to remove such fixtures, equipment, improvements and appurtenances, in accordance with Articles 12 and/or 22 of the Lease. All electric, telephone, data, communication, radio, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, reverse osmosis and deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch shall be deemed to be included in such fixtures, equipment, improvements and appurtenances, whether or not attached to or built into the Premises. Where not built into the Premises, all removable electric fixtures, telephone, data and other communication cabling and equipment, carpets, drinking or tap water facilities, furniture, or trade fixtures or laboratory or business equipment installed by or on behalf of Tenant (except for Landlord’s Work), or Tenant’s inventory or stock in trade, shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord will be removed by Tenant (which request, with respect to Alterations (as hereinafter defined) shall be made at the time Landlord approves Tenant’s plans with respect to such Alterations) and such removal shall not materially damage the Premises or the Building and that the cost of repairing any damage to the Premises or the Building arising from installation or such removal shall be paid by Tenant. The covenants of this Section shall survive the expiration or earlier termination of the Term. Landlord acknowledges that Tenant shall not be required to remove any portion of Landlord’s Work or anything in the Premises as of the Execution Date (provided that the foregoing clause shall not be deemed to require Landlord to deliver the Premises with any item that may be in the Premises as of the Execution Date but not shown on the Construction Plans).

12.	ALTERATIONS AND IMPROVEMENTS BY TENANT

Tenant shall make no alterations, decorations, installations, removals, utility installations, repairs additions or improvements (sometimes referred to herein collectively to as “Alterations” or singly as an “Alteration”) in or to the Premises without Landlord’s prior written consent (in Landlord’s sole discretion except as expressly set forth below). No Alterations or work shall be undertaken or begun by Tenant until: (a) Landlord has approved written plans and specifications and a time schedule therefor; (b) Tenant has made provision for either written waivers of liens from all contractors, laborers and suppliers of materials for such Alterations or work, the filing of lien bonds on behalf of such contractors, laborers and suppliers, or other appropriate protective measures reasonably approved by Landlord; and (c) Tenant has procured appropriate surety payment and performance bonds with respect to any work in excess of $500,000.00. No amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord. Landlord’s consent and approval required under this Article 12 shall not be unreasonably withheld as to any Alteration which meets all of the following criteria (each a “Nonstructural Alteration”): (X) does not materially adversely affect the Building’s exterior, roof, structural elements or the mechanical, electrical, plumbing, life safety or other Building systems or the architectural features (including windows, exterior lighting or canopies or the locations or functionality of public entrances and access thereto) or use of the Building (Y) does not lessen the fair market value of Landlord’s Work or the Premises or any other improvements on the Land, and (Z) does not adversely affect the LEED certifiability of the Building or any improvements therein or any LEED or similar certifications previously obtained with respect to the Building or any improvements therein). Landlord’s approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s plans for any purpose whatsoever, except for purposes of Landlord’s consent thereto. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with all Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, appliances or equipment selected by Tenant in connection with any Alterations or work performed by or on behalf of Tenant in the Premises including, without limitation, furniture, carpeting, copiers, laser printers, computers and refrigerators. All Alterations made by Tenant shall be made in accordance with plans and specifications which have been approved in writing by the Landlord, pursuant to a duly issued permit (if required), and in accordance with the provisions of Section 13(c) below, the provisions of this Lease and in a good and first-class workerlike manner using new materials of same or better quality as base building standard materials, finishes and colors, free of all liens and encumbrances. All such Alterations shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time reasonably designate. All Alterations shall be performed by a contractor or contractors selected by Tenant and approved in writing by Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall reimburse Landlord for its reasonable out of pocket costs incurred in reviewing the plans therefor and, if reasonably necessary, in reviewing the completed work to conform compliance with approved plans and/or Legal Requirements (including, without limitation, permitting). If Tenant shall make any Alterations, then Landlord may elect by notice at the time of approval thereof to require the Tenant at the expiration or sooner termination of the Term of this Lease to restore the Premises to substantially the same condition as existed at the Term Commencement Date. Tenant shall pay, as an additional charge, the entire increase in real estate taxes on the Building which shall, at any time prior to or after the Term Commencement Date, result from or be attributable to any Alteration to the Premises made by or for the account of Tenant (including, without limitation, Landlord’s Work).

If, as a result of any Alterations made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other Legal Requirements and such compliance requires Landlord to make any improvement or alteration to any portion of the Building or the Land, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any such Alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such Legal Requirements.

Without limiting any of the terms hereof, Landlord will not be required to approve any Alteration requiring unusual expense to readapt the Premises to normal office and/or laboratory use on lease termination or increasing the cost of construction, insurance or Taxes on the Building or of Landlord’s services to the Premises, unless Tenant first gives assurance or security reasonably acceptable to Landlord that such re-adaptation will be made prior to such termination without expense to Landlord and makes provisions acceptable to Landlord for payment of such increased cost.

13.	TENANT’S CONTRACTORS-MECHANICS’ AND OTHER LIENS-STANDARD OF TENANT’S PERFORMANCE-COMPLIANCE WITH LAWS

Whenever Tenant shall make any Alterations in or to the Premises – whether such work be done prior to or after the Term Commencement Date – Tenant will strictly observe the following covenants and agreements:

(a)            Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof.

(b)            In no event shall any material or equipment be incorporated in or added to the Premises, so as to become a fixture or otherwise a part of the Building, in connection with any such Alteration which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days after Tenant has notice thereof (from any source), at Tenant’s expense by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor.

(c)            All installations or work done by Tenant shall be at its own expense and shall at all times comply with (i) all applicable Legal Requirements; (ii) orders, rules and regulations of any Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; (iii) Rules and Regulations of Landlord; and (iv) plans and specifications prepared by and at the expense of Tenant theretofore submitted to and approved by Landlord. Notwithstanding the foregoing, Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with any Legal Requirements unless the need for such repairs or alterations arises from (a) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from mere general office and laboratory use, (b) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (c) any cause or condition created by or at the instance of Tenant (including the performance of Alterations), or (d) the breach by Tenant of any provisions of this Lease.

(d)            Tenant shall procure and deliver to Landlord copies of all necessary permits before undertaking any work in the Premises; do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and defend, save harmless, exonerate and indemnify Landlord with respect to such work, in each case subject to and in accordance with the terms and conditions of Section 15.3. Tenant shall cause contractors employed by Tenant to carry Worker’s Compensation Insurance in accordance with statutory requirements, Automobile Liability Insurance and, naming Landlord as an additional insured, Builder’s Risk insurance, Commercial General Liability Insurance covering such contractors on or about the Premises in the amounts stated in Article 15 hereof or in such other reasonable amounts as Landlord shall require and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.

14.	REPAIRS BY TENANT-FLOOR LOAD

14.1        Repairs by Tenant. Tenant shall keep the Premises neat and clean (including periodic rug shampoo and waxing of tiled floors and cleaning of blinds and drapes) and in such repair, order and condition as the same are in on the Term Commencement Date or may be put in during the Term hereof, reasonable use and wearing thereof and damage by fire or by other casualty excepted. For purposes of this Lease, the terms “reasonable use and wearing”, “ordinary wear and use” (as referred to in Article 22 herein) and terms of similar meaning constitute that normal, gradual deterioration which occurs due to aging and ordinary use of the Premises despite reasonable and timely maintenance and repair, but in no event shall the aforementioned terms excuse Tenant from its duty to keep the Premises in good maintenance and repair or otherwise usable, serviceable and tenantable as required in the Lease. Tenant shall be solely responsible for the proper maintenance of all equipment and appliances operated by Tenant, including, without limitation, all refrigerators, coolers, ventilators and hoods, clean areas, and specialty and/or laboratory equipment. Tenant shall maintain (in good working order and repair and in accordance with the applicable manufacturer’s warranty guidelines), repair and replace all systems installed by or on behalf of Tenant or exclusively serving the Premises. In connection with Tenant’s obligations hereunder, Tenant shall enter into and maintain contracts with service and maintenance contractors reasonably approved by Landlord providing for, without limitation, regularly scheduled (monthly or quarterly as reasonably determined by Landlord) preventive maintenance/service contracts with respect to any heating, ventilation and air conditioning equipment and systems and other Building systems installed by or on behalf of Tenant or exclusively serving the Premises to maintain same in good working order and repair and in accordance with the applicable manufacturer’s warranty guidelines. Tenant shall keep the Premises equipped with all safety appliances required by any Legal Requirements or any other regulation of any public authority because of any use made of the Premises. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, or licensees.

14.2        Floor Load-Heavy Machinery. Following Landlord’s completion of Landlord’s Work, Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made of the Premises. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Proper placement of all such business machines, etc., in the Premises shall be Tenant’s responsibility.

15.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

15.1        Insurance. During the Term of this Lease, Tenant shall procure, and keep in force and pay for:

(a)            Commercial General Liability Insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time Tenant and/or its contractors enter the Premises in accordance with Article 4 of this Lease, of not less than Five Million Dollars ($5,000,000) in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence, and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. Landlord may from time to time during the Term increase the coverages required of Tenant hereunder to that customarily carried in the area in which the Premises are located on property similar to the Premises.

(b)            Workers’ Compensation in amounts required by the State in which the Building is located and Employer’s Liability insurance in the amount of $3,000,000.00 per occurrence.

(c)            Business income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

(d)            So called “Special Form” insurance coverage for all of its contents, furniture, furnishings, equipment, improvements, business fixtures and personal property located at the Premises providing protection in an amount equal to one hundred percent (100%) of the replacement cost basis of said items (with a waiver of subrogation in favor of Landlord). If this Lease is terminated as the result of a casualty in accordance with Section 18, the proceeds of said insurance attributable to the replacement of all tenant improvements installed at the Premises by Landlord or at Landlord’s cost shall be paid to Landlord.

(e)            Commercial Automobile Liability insurance insuring against liability arising out of the ownership, maintenance or use of any owned, hired, borrowed and non-owned vehicle in an amount not less than One Million Dollars ($1,000,000.00) combined single limit..

(f)             Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

15.2        Certificates of Insurance. Such insurance shall be effected with insurers approved by Landlord, authorized to do business in the State wherein the Building is situated under valid and enforceable policies wherein Tenant names Landlord, Landlord’s managing agent and Landlord’s Mortgagees as additional insureds. Such insurance shall provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein, except for notice of cancellation due to non-payment of premium which shall be ten (10) days (provided, however, if Tenant’s insurer is unwilling or unable to provide such notice, it shall be Tenant’s obligation to provide Landlord with such notice in the time periods required hereunder, provided that Tenant shall have at least two (2) business days following its receipt any notice of cancelation or modification). On or before the time Tenant and/or its contractors enter the Premises in accordance with Articles 4 and 14 of this Lease and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, original copies of the policies provided for in Article 15.1 issued by the respective insurers, or certificates of such policies setting forth in full the provisions thereof and issued by such insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord and certificates as aforesaid of such policies shall upon request of Landlord, be delivered by Tenant to the holder of any mortgage affecting the Premises.

15.3        General. To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186 §15), but subject to Tenant’s insurance requirements hereunder, and Section 15 and Article 19 hereof, Tenant will save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees (collectively with Landlord, the “Landlord Parties”), from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from or:

(a)           On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever;

(b)           On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building, Common Areas or Land (and, in particular, without limiting the generality of the foregoing, on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, parking areas and facilities, malls, galleries, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building, Land or Premises) to the extent arising out of or resulting from any negligence or willful misconduct of Tenant, its agents, employees or contractors;

(c)           On account of or based upon (including monies due on account of) any work or Alterations (other than by Landlord or its contractors, or agents or employees of either) performed (i) on the Premises or (ii) by or on behalf of Tenant at the Building outside the Premises, during the Term of this Lease and during the period of time, if any, prior to the Term Commencement Date that Tenant may have been given access to the Premises; and

(d)           Tenant’s obligations under this Article 15.3 shall be insured either under the Commercial General Liability Insurance required under Article 15.1, above, or by a contractual insurance rider or other coverage; and certificates of insurance in respect thereof shall be provided by Tenant to Landlord upon request.

Subject to Tenant’s insurance and waiver of subrogation obligations hereunder and except to the extent or any Tenant Parties, Landlord shall defend, indemnify and save the Tenant Parties harmless from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, entity or public authority arising from any injury to or death of any person, or loss of or damage to any property in or about the Property to the extent caused by the negligence or willful misconduct of any of the Landlord Parties in connection with this Lease.

15.4        Property of Tenant. In addition to and not in limitation of the foregoing, Tenant covenants and agrees that, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186 §15), but subject to Tenant’s insurance requirements hereunder, and Section 15 and Article 19 hereof, all merchandise, furniture, fixtures and property, inventory, research, experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto, and any income derived or derivable therefrom, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord.

15.5        Bursting of Pipes, etc. To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186 §15), but subject to Tenant’s insurance requirements hereunder, and Section 15 and Article 19 hereof, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or subsurface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by the negligence of Landlord, its agents, servants or employees, and then only after (a) notice to Landlord of the condition claimed to constitute negligence and (b) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having taken all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. In no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance or is required to be so covered by this Lease; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building.

15.6        Repairs and Alterations-No Diminution of Rental Value. Except as expressly set forth in Section 8.8 above, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant arising from any repairs, alterations, additions, replacements or improvements made by Landlord, or any related work, Tenant or others in or to any portion of the Building or Premises or any property adjoining the Building, or in or to fixtures, appurtenances, or equipment thereof, or for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building, or of the Premises, or in or to the fixtures, appurtenances or equipment thereof.

15.7        Landlord’s Insurance. Landlord shall obtain and maintain (or cause to be obtained and maintained) in force throughout the Term hereof, in a company or companies authorized to do business in the Commonwealth of Massachusetts, no less than the insurance Landlord is required to be maintain by any holder of a first mortgage on the Property.

16.	ASSIGNMENT, MORTGAGING AND SUBLETTING

16.1        Generally.

(a)            Notwithstanding any other provisions of this Lease, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of any concessions, licenses, occupancy rights, management arrangements and the like) the whole or any part of the Premises to anyone, other than a Permitted Transferee, as hereinafter defined, without, in each instance, having first received the express, written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. A change in Tenant’s name shall not constitute an assignment or sublease hereunder, provided Tenant notifies Landlord in writing of such name change prior to making such change. Tenant shall not collaterally assign this Lease (or any portion thereof) or permit any assignment of this Lease by mortgage, other encumbrance or operation of law.

(b)            Without limitation, it shall not be unreasonable for Landlord to withhold such approval from any assignment or subletting where, in Landlord’s good faith opinion: (i) the proposed assignee or sublessee does not have a financial standing and credit rating reasonably acceptable to Landlord; (ii) the proposed assignee or sublessee does not have a good reputation in the community in Landlord’s reasonable opinion; (iii) the business in which the proposed assignee or sublessee is engaged could detract from the Building, its value or the costs of ownership thereof; (iv) the rent to be paid by any proposed sublessee is less than ninety percent (90%) of the then current fair market rent for subleases; (v) the proposed sublessee or assignee is a current tenant or a prospective tenant of the Building (a prospective tenant meaning a person or entity that has been shown space in the Building or has been presented with or has made an offer to lease space), and Landlord has space of a similar size (or which otherwise suits the proposed transferee’s needs) available or which will be available within the next six (6) months or otherwise within the proposed transferee’s timeline; (vi) the use of the Premises by any sublessee or assignee (even though a permitted use hereunder) violates any exclusive use or other use restriction granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (vii) if such assignment or subleasing is not approved of by the holder of any mortgage on the Building or Land (if such approval is required); (viii) a proposed assignee’s or subtenant’s business will impose a burden on the Common Areas or other facilities serving the Building or the Land that is greater than the burden imposed by a customary office and laboratory tenant using the Premises, in Landlord’s reasonable judgment; (ix) any guarantor of this Lease refuses to consent to the proposed transfer or to execute a written agreement reaffirming the guaranty; (x) Tenant is in default of any of its obligations under the Lease at the time of the request or at the time of the proposed assignment or sublease (in each case beyond applicable notice and cure periods as long as said default is cured prior to or simultaneous with the effective date of said transfer); (xi) if requested by Landlord, the assignee or subtenant refuses to sign a reasonable non-disturbance and attornment agreement in favor of Landlord’s lender on such lender’s standard form with transferee’s requested changes thereto that are acceptable to said lender and reasonably acceptable to Landlord; (xii) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (xiii) the assignee or subtenant is involved in a business which is not in keeping with the then current standards of the Building; (xiv) the assignment or sublease will result in there being more than two (2) separate entities (in the aggregate, including Tenant) operating within the Premises; or (xv) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed assignee or sublessee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed assignee’s or sublessee’s property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed assignee or sublessee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

(c)            Any request by Tenant for such consent shall set forth or be accompanied by, in detail reasonably satisfactory to Landlord, the identification of the proposed assignee or sublessee, its financial condition, a list of Hazardous Materials (as defined below), certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of relevant documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in or about the Premises, the nature of the proposed assignee’s or sublessee’s business, their proposed use of the Premises and their business experience in the uses thereof and the terms on which the proposed assignment or subletting is to be made, including, without limitation, a fully-negotiated copy of all assignment and sublease documents, and clearly stating the rent or any other consideration to be paid in respect thereto, certificates of good standing (or certificates of qualification to do business in the Commonwealth if such proposed assignee or sublessee is a foreign entity) of the proposed assignee or sublessee issued by the Secretary of the Commonwealth of Massachusetts. Tenant’s request shall not be deemed complete or submitted until all of the foregoing information has been received by Landlord. Landlord shall respond to such request for consent within thirty (30) days following Landlord’s receipt of all information and documentation required by Landlord with respect to such proposed sublease or assignment.

(d)           Reserved.

(e)           The foregoing restrictions shall be binding on any assignee or sublessee to which Landlord has consented, provided, notwithstanding anything else contained in this Lease, Landlord’s consent to any further assignment, subleasing or any sub-subleasing by any approved assignee or sublessee may be withheld by Landlord at Landlord’s sole and absolute discretion.

(f)            Consent by Landlord to any subleasing shall not include consent to the assignment or transferring of any lease renewal, extension or other option, first offer, first refusal or other expansion or extension rights granted hereunder, or any special privileges or extra services granted to tenant by separate agreement (written or oral), or by addendum or amendment of the Lease.

(g)           In the case of any assignment of this Lease or subletting of the Premises, the Tenant named herein shall be and remain fully and primarily liable for the obligations of Tenant hereunder, notwithstanding such assignment or subletting, including, without limitation, the obligation to pay the Yearly Rent and other amounts provided under this Lease, and the Tenant shall be deemed to have waived all suretyship defenses.

(h)           In addition to the foregoing, it shall be a condition of the validity of any such assignment or subletting that the assignee or sublessee agrees directly with Landlord, in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, including, without limitation, the obligation to pay Yearly Rent and other amounts provided for under this Lease, the covenant regarding use and the covenant against further assignment and subletting.

16.2        Reimbursement, Recapture and Excess Rent.

(a)           Tenant shall, upon demand, reimburse Landlord for the reasonable fees and expenses (including reasonable legal fees and costs) incurred by Landlord in processing any request to assign this Lease or to sublet all or any portion of the Premises, whether or not Landlord agrees thereto (collectively, “Landlord Consent Costs”). If Tenant shall fail promptly so to reimburse Landlord, the same shall be a default in Tenant’s monetary obligations under this Lease subject to the Monetary Grace Period, if applicable, set forth in Section 21.7 below.

(b)           If Tenant requests Landlord’s consent to assign this Lease or sublet (or otherwise grant occupancy rights in and to) fifty percent (50%) or more of the Premises for all or substantially all of the remainder of the Term, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after Landlord’s receipt of Tenant’s completed request, to terminate this Lease as of the date specified in such notice, which shall not be less than thirty (30) nor more than one hundred twenty (120) days after the date of such notice, as to the entire Premises in the case of a proposed assignment or subletting of the whole Premises, and as to the portion of the Premises to be sublet in the case of a subletting of a portion. In the event of termination in respect of a portion of the Premises, the portion so eliminated shall be delivered to Landlord on the date specified in the manner provided in this Lease at the end of the Term and thereafter, to the extent necessary in Landlord’s judgment, Landlord, at its own cost and expense, may have access to and may make modification to the Premises (or portion thereof) so as to make such portion a self-contained rental unit with access to common areas, elevators and the like. Yearly Rent and the rentable floor area of the Premises (and any calculations based thereon) shall be adjusted according to the extent of the Premises for which the Lease is terminated.

(c)           Without limitation of the rights of Landlord hereunder in respect thereto, if there is any assignment of this Lease by Tenant for consideration or a subletting of the whole of the Premises by Tenant at a rent which exceeds the rent payable hereunder by Tenant, or if there is a subletting of a portion of the Premises by Tenant at a rent in excess of the subleased portion’s pro rata share of the rent payable hereunder by Tenant, then, except in the case of a sublease or assignment to a Permitted Transferee, Tenant shall pay to Landlord, as Additional Rent, forthwith upon Tenant’s receipt of, in the case of an assignment, all of the consideration (or the cash equivalent thereof) therefor and in the case of a subletting, all of any such excess rent, after first deducting reasonable attorney’s fees and broker’s commissions in connection with such sublease. For the purposes of this subsection, the term “rent” shall mean all Yearly Rent, Additional Rent or other payments and/or consideration payable by one party to another for the use and occupancy of all or a portion of the Premises including, without limitation, key money, or bonus money paid by the assignee or subtenant to Tenant in connection with such transaction and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with any such transaction.

(d)           Notwithstanding anything contained in this Article 16, Landlord will have the right to (i) negotiate directly with any proposed assignee or sublessee of Tenant, and (ii) enter into a direct lease with any proposed assignee or sublessee of Tenant for any space in the Building, including, in the event Landlord exercises its termination right in accordance with the terms and conditions of Section 16.2(b), the space covered by the proposed sublease or assignment, on such terms and conditions as are mutually acceptable to the proposed assignee or sublessee.

(e)           If the Premises or any part thereof are sublet by Tenant, following the occurrence of a default which has continued beyond the applicable Grace Period, Landlord, in addition to any other remedies provided hereunder or at law, may at its option collect directly from such sublessee(s) all rents becoming due to the Tenant under such sublease(s) and apply such rent against any amounts due Landlord by Tenant under this Lease, and Tenant hereby irrevocably authorizes and directs such sublessee(s) to so make all such rent payments if so directed by Landlord; and it is understood that no such election or collection or payment shall be construed to constitute a novation of this Lease or a release of Tenant hereunder, or to create any lease or occupancy agreement between the Landlord and such subtenant or impose any obligations on Landlord, or otherwise constitute the recognition of such sublease by Landlord for any purpose whatsoever.

(f)            The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, and the passing of all applicable Grace Periods, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease beyond all applicable Grace Periods, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. In the event Landlord terminates this Lease by reason of a default of Tenant beyond all applicable Grace Periods, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant (unless actually received by Landlord) or for any other prior defaults of Tenant under such sublease.

16.3        Certain Transfers.

(a)            The provisions of this Section 16.3(a) shall not be applicable so long as the Tenant is a corporation, the outstanding voting stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another corporation, the voting stock of which is so listed, or in connection with an initial public offering of Tenant. If at any time Tenant’s interest in this Lease is held by a corporation, trust, partnership, limited liability company or other entity, the transfer of more than fifty percent (50%) (or such lesser percentage which results in a change in the control of Tenant) of the voting stock, beneficial interests, partnership interests, membership interests or other ownership interests therein (whether at one time or in the aggregate) shall be deemed an assignment of this Lease, and shall require Landlord’s prior written consent, which consent shall not unreasonably with withheld, delayed or conditioned provided, however, it shall not be unreasonable for Landlord to withhold such approval for any of the reasons set forth in Section 16.1(b).

(b)           To enable Landlord to determine the ownership of Tenant, Tenant agrees to furnish to Landlord, from time to time promptly after Landlord’s request therefor, (i) if the first sentence of subsection 16.3(a) is applicable, proof of listing on a recognized security exchange, or (ii) if the first sentence of subsection 16.3(a) is not applicable, an accurate and complete listing of those persons or entities which hold more than twenty percent (20%) of its stock, beneficial interests, partnership interests, membership interests or other ownership interests therein as of such request and as of the date of this Lease. Landlord shall use reasonable efforts to keep confidential any information received by Landlord pursuant to this Section 16.3(b), provided, however, that Landlord shall have the right to disclose any such information to existing or prospective mortgagees, or prospective purchasers of the Building.

(c)           Notwithstanding any other provision of this Section, transactions (including a sublease or assignment) with an entity (a “Permitted Transferee”) (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant, shall not be deemed to be an assignment or subletting within the meaning of this Section, and shall not require Landlord’s consent thereto (and, for the avoidance of doubt, shall not be subject to Landlord’s recapture right set forth in Section 16.2(b)), provided that in any of such events (i.e., (i), (ii) or (iii)) (1) Landlord receives prior written notice of any such transactions, (2) the assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting, (3) in no event shall Tenant be released from its obligations under this Lease, (4) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, and (5) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in the surviving entity having a “Net Worth” that is less than the Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater. “Net Worth” of Tenant for purposes of this section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

17.	MISCELLANEOUS COVENANTS

Tenant covenants and agrees as follows:

17.1        Rules and Regulations. Tenant will faithfully observe and comply with the current rules and regulations, a copy of which are attached hereto as Exhibit 5, and such other and further reasonable rules and regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in and about the Building (collectively, the “Rules and Regulations), provided, however, that in the case of any conflict between the provisions of this Lease and any such Rules and Regulations, the provisions of this Lease shall control, and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant or such other tenant’s servants, employees, agents, contractors, visitors, invitees or licensees.

17.2        Access to Premises-Shoring. Tenant shall: (a) permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance or use thereof; (b) upon reasonable prior emailed notice (which, for purposes of entering the laboratory portion of the Premises, shall be at least twenty-four (24) hours) (except that no prior notice shall be required in emergency situations or when performing a service requested by Tenant, but shall follow as soon as reasonably possible), permit Landlord and any mortgagee of the Building or the Building and Land or of the interest of Landlord therein, and any lessor under any ground or underlying lease, and their representatives, to have free and unrestricted access to and to enter upon the Premises at all reasonable hours for the purposes of inspection or of making repairs, replacements or improvements in or to the Premises or the Building or equipment (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or of complying with all Legal Requirements or of exercising any right reserved to Landlord by this Lease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); and (c) permit Landlord, at reasonable times, upon reasonable prior emailed notice (which, for purposes of entering the laboratory portion of the Premises, shall be at least twenty-four (24) hours), to show the Premises during ordinary business hours to any existing or prospective mortgagee, ground lessor, purchaser, or assignee of any mortgage, of the Building or of the Building and the Land or of the interest of Landlord therein, and during the period of twelve (12) months next preceding the Termination Date (or during any period of time Landlord has the option of exercising its recapture right, pursuant to Article 15, above), upon reasonable prior emailed notice of at least twenty-four (24) hours, to any person contemplating the leasing of the Premises or any part thereof. Tenant shall have the right to have an employee of, or party designated by Tenant, accompany Landlord during any such access (but Landlord shall not be required to delay its access if Tenant does not make any such person available at the time of Landlord’s access). During any such access, Landlord shall comply with any reasonable safety and security protocols of Tenant of which Landlord has received written notice (which may be by email); provided that such protocols shall not restrict Landlord’s express rights hereunder, including, without limitation prohibiting access to any area of the Premises). If, during the last month of the term, Tenant shall have removed all or substantially all of Tenant’s property therefrom and decommissioned the Premises (as required below), Landlord may enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be necessary or permissible, then, subject to the provisions of this Section 17.2, Landlord or Landlord’s agents may enter the same by a master key, or, in the case of an emergency, may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease. Provided that Landlord shall incur no additional expense thereby, Landlord shall exercise its rights of access to the Premises permitted under any of the terms and provisions of this Lease in such manner as to minimize to the extent practicable interference with Tenant’s use and occupation of the Premises. If an excavation shall be made upon land adjacent to the Premises or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims for damages or indemnity against Landlord, or diminution or abatement of rent.

17.3        Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but if such damage or defective condition was caused by Tenant or its employees, licensees, contractors or invitees, the cost to remedy the same shall be paid by Tenant. In addition, all reasonable costs incurred by Landlord in connection with the investigation of any notice given by Tenant shall be paid by Tenant if the reported damage or defective condition was caused by Tenant or its employees, licensees, contractors or invitees.

17.4        Signs, Blinds and Drapes. Tenant shall put no signs in any part of the Building. Notwithstanding the foregoing, Tenant shall be entitled at no cost to Tenant to have its initial name inserted in the Building directory and installed in the common lobby of any multi-tenanted floors on which the Premises is located in accordance with Building standard suite signage specifications; provided, however, changes to such signage required by changes in Tenant’s name or as the result of a transfer in accordance with Article 16 above, shall be at Tenant’s sole cost and expense. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building, nor may the building standard drapes or blinds be removed by Tenant. Tenant may hang its own drapes, provided that they shall not in any way interfere with the building standard drapery or blinds or be visible from the exterior of the Building and that such drapes are so hung and installed that when drawn, the building standard drapery or blinds are automatically also drawn. Any signs or lettering in the public corridors or on the doors shall conform to Landlord’s building standard design. Neither Landlord’s name, nor the name of the Building or project of which the Building is a part, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

17.5        Estoppel Certificate and Financial Statements. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Yearly Rent and other charges have been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of the Building and the Land or of any interest of Landlord therein, any mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence in respect of any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sale and the like. Tenant hereby appoints Landlord Tenant’s attorney-in-fact in its name and behalf to execute such statement if Tenant shall fail to execute such statement within such ten (10) day period. Upon Landlord’s request made not more than once in any calendar year (or more often if made in connection with any financing, sale or recapitalization , if made in connection with the default of Tenant or if Landlord otherwise has a reasonable basis to suspect there has a been a material change in Tenant’s financials), Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual, quarterly and monthly financial statements (if and to the extent said monthly statements are produced by Tenant in the ordinary course of its business), audited if available (if such audited financial statement is not available, such financial statement may be certified by an officer (vice president or higher) of Tenant). The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building and/or Land. As a condition to Landlord’s right to deliver such financial statements, if not already bound by confidentiality obligations, Landlord shall cause any such party to execute a commercially reasonable agreement of non-disclosure and confidentiality.

17.6        Prohibited Materials and Property. Except as expressly allowed in accordance with Section 29.11, hereof, Tenant shall not bring or permit to be brought or kept in or on the Premises or elsewhere in the Building (a) any inflammable, combustible or explosive fluid, material, chemical or substance including, without limitation, any hazardous substances as defined under M.G.L c. 21E, the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 USC 89601 et seq., as amended, under Section 3001 of the Federal Resource Conservation and Recovery Act of 1976, as amended, or under any regulation of any governmental authority regulating environmental or health matters (except for standard office supplies stored in proper containers), (b) any materials, appliances or equipment (including, without limitation, materials, appliances and equipment selected by Tenant for the construction or other preparation of the Premises and furniture and carpeting) which pose any danger to life, safety or health or may cause damage, injury or death, (c) any unique, unusually valuable, rare or exotic property, work of art or the like unless the same is fully insured under all-risk coverage, or (d) any data processing, electronic, optical or other equipment or property of a delicate, fragile or vulnerable nature unless the same are housed, shielded and protected against harm and damage, whether by cleaning or maintenance personnel, radiations or emanations from other equipment now or hereafter installed in the Building, or otherwise. Nor shall Tenant cause or permit any potentially harmful air emissions, odors of cooking or other processes, or any unusual or other objectionable odors or emissions to emanate from or permeate the Premises.

17.7        Requirements of Law-Fines and Penalties. Tenant at its sole expense shall comply with all laws, rules, orders and regulations, including, without limitation, all energy-related requirements, of Federal, State, County and Municipal Authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to or arising out of Tenant’s use or occupancy of the Premises. Tenant shall reimburse and compensate Landlord for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to nonperformance or noncompliance with or breach or failure to observe any item, covenant, or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. If Tenant receives notice of any violation of any Legal Requirements applicable to the Premises, it shall give prompt notice thereof to Landlord.

17.8        Tenant’s Acts--Effect on Insurance. Tenant shall not do or permit to be done any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Tenant at its own expense shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters, or any other similar body having jurisdiction, and shall not (a) do, or permit anything to be done, in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction, and then only in such quantity and manner of storage as will not increase the rate for any insurance applicable to the Building, or (b) use the Premises in a manner which shall increase such insurance rates on the Building, or on property located therein, over that applicable when Tenant first took occupancy of the Premises hereunder. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, the Tenant shall reimburse Landlord for that part of any insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure by Tenant.

17.9        Miscellaneous. Tenant shall not suffer or permit the Premises or any fixtures, equipment or utilities therein or serving the same, to be overloaded, damaged or defaced, nor permit any hole to be drilled or made in any part thereof, except if Landlord approves any such Alteration pursuant to Section 12, above. Tenant shall not suffer or permit any employee, contractor, business invitee or visitor to violate any covenant, agreement or obligations of the Tenant under this Lease.

18.	DAMAGE BY FIRE, ETC.

(a)           If the Premises or the Building are damaged in whole or in part by any fire or other casualty (a “casualty”), Tenant shall immediately give notice thereof to Landlord. Unless this Lease is terminated as provided herein, the Landlord, at its own expense (except for any insurance deductibles, which shall be deemed Operating Costs), and proceeding with due diligence and all reasonable dispatch, but subject to delays related to any event(s) of Force Majeure, shall repair and reconstruct the same so as to restore the Premises (but not any alterations made by or for Tenant or any trade fixtures, equipment or personal property of Tenant) to substantially the same condition they were in prior to the casualty, subject to zoning, building and other Legal Requirements then in effect. Notwithstanding the foregoing, in no event shall Landlord be obligated either to repair or rebuild if the damage or destruction results from an uninsured casualty or if the costs of such repairing or rebuilding exceeds the amount of the insurance proceeds (net of all costs and expenses incurred in obtaining same) received by Landlord on account thereof. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

(b)           Landlord shall, within sixty (60) days after the occurrence of a casualty, provide Tenant with a good faith estimate of the time required to repair the damage to the Premises or the Building, as provided herein; if such estimate is for a period of more than two hundred forty (240) days from the occurrence of the casualty (or during the last eighteen (18) months of the term, for a period of more than ninety (90) days), the Premises shall be deemed “substantially damaged”. If the Premises or the Building are substantially damaged, Landlord may elect to terminate this Lease by giving Tenant written notice of such termination within sixty (60) days of the date of such casualty; and if the Premises or the Building are substantially damaged, and if as a result the Premises are rendered completely untenantable or inaccessible for the uses permitted under this Lease, then Tenant may terminate this Lease by giving Landlord written notice of such termination within sixty (60) days of the date of such casualty. Furthermore, if Landlord shall elect to restore the Premises and shall fail to substantially complete such restoration within thirty (30) days after the date set forth in Landlord’s restoration estimate, subject to Force Majeure and Tenant Delay, then Tenant shall be entitled to terminate this Lease, which termination shall be effective immediately upon notice delivered to Landlord.

(c)           For so long as such damage results in material interference with the operation of Tenant’s use of the Premises which material interference causes Tenant to be unable to use the Premises, the Yearly Rent (but not Additional Rent) payable by Tenant shall abate or be reduced proportionately for the period, commencing on the day following such material interference and continuing until the Premises has been substantially restored. Notwithstanding the foregoing, if such casualty was due to the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, invitees or agents, such abatement or reduction shall be made only if and to the extent of any proceeds of rental interruption insurance actually received by Landlord and allocated to the Premises.

(d)           If the Premises are damaged by a casualty, and the Lease is not terminated as provided herein, the Tenant, at its own expense, and proceeding with all reasonable dispatch, shall repair and reconstruct all of the alterations made to the Premises by or for Tenant, including and any trade fixtures, equipment or personal property of Tenant which shall have been damaged or destroyed.

19.	WAIVER OF SUBROGATION

In any case in which Tenant shall be obligated to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof (i) the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable, and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Landlord has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Landlord.

In any case in which Landlord or Landlord’s managing agent shall be obligated to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord or Landlord’s managing agent, as the case may be, as an offset against the amount thereof (i) the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability, or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Tenant has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Tenant.

The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy covering the Premises and the Building and personal property, fixtures and equipment located thereon and therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

20.	CONDEMNATION-EMINENT DOMAIN

(a)            In the event of any condemnation or taking in any manner for public or quasi-public use, which shall be deemed to include a voluntary conveyance in lieu of a taking (a “taking”) of the whole of the Building, this Lease shall forthwith terminate as of the date when Tenant is required to vacate the Premises.

(b)           Unless this Lease is terminated as provided herein, the Landlord, at its own expense, and proceeding with due diligence and all reasonable dispatch, but subject to delays beyond the reasonable control of Landlord, shall restore the remaining portion of the Premises (but not any alterations made by or for Tenant, or any trade fixtures, equipment or personal property of Tenant) and the necessary portions of the Building as nearly as practicable to the same condition as it was prior to such taking, subject to zoning and building laws then in effect. Notwithstanding the foregoing, Landlord’s obligation to restore the remaining portion of the Premises shall be limited to the extent of the condemnation proceeds (net of all costs and expenses incurred in connection with same) received by Landlord on account thereof. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in restoring the Premises.

(c)           In the event that only a part of the Premises or the Building shall be taken, then, if such taking is a substantial taking (as hereinafter defined), either Landlord or Tenant may by delivery of notice in writing to the other within sixty (60) days following the date on which Landlord’s title has been divested by such authority, terminate this Lease, effective as of the date when Tenant is required to vacate any portion of the Premises or appurtenant rights. A “substantial taking” shall mean a taking which: requires restoration and repair of the remaining portion of the Building that cannot in the ordinary course be reasonably expected to be repaired within one hundred eighty (180) days; results in the loss of reasonable access to the Premises; results in the loss of more than twenty-five percent (25%) of the rentable floor area of the Premises.

(d)           If this Lease is not terminated as aforesaid, then this Lease shall continue in full force and effect, provided if as a result of which there is material interference with the operation of Tenant’s use of the Premises, then the Yearly Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

(e)           Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, the Land, and the leasehold interest hereby created (including any award made for the value of the estate vested by this Lease in Tenant), and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign, to Landlord all rights to such damages of compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a separate claim for the value of any of Tenant’s personal property and for relocation expenses and business losses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

21.	DEFAULT

21.1        Conditions of Limitation-Re-Entry-Termination. This Lease and the herein Term and estate are, upon the condition that if (a) subject to Article 21.7, Tenant shall neglect or fail to perform or observe any of the Tenant’s covenants or agreements herein, including (without limitation) the covenants or agreements with regard to the payment when due of rent, additional charges, reimbursement for increase in Landlord’s costs, or any other charge payable by Tenant to Landlord (all of which shall be considered as part of Yearly Rent for the purposes of invoking Landlord’s statutory or other rights and remedies in respect of payment defaults); or (b) Tenant shall vacate, desert or abandon the Premises without the payment of rent or the same shall become, or shall appear to have become, vacant without the payment of rent; or (c) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors; or (d) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors, or (e) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder; or (f) any judgment, final beyond appeal or any lien, attachment or the like shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within forty-five (45) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within forty-five (45) days of such entry, recording or filing, as the case may be; or (g) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within forty-five (45) days thereafter; or (h) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment shall not be vacated within forty-five (45) days; or (i) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within forty-five (45) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or (j) any event shall occur or any contingency shall arise whereby this Lease, or the Term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 16 hereof - then, and in any such event Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of rent or other charges due hereunder or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Termination Date as stated in Section 3.2. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, forcibly if necessary, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same as of its former estate; and expel Tenant and those claiming under Tenant. Wherever “Tenant “ is used in subdivisions (c), (d), (e), (f), (g), (h) and (i) of this Article 21.1, it shall be deemed to include any one of (i) any corporation of which Tenant is a controlled subsidiary and (ii) any guarantor of any of Tenant’s obligations under this Lease. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

21.2        Re-Entry. In the event of any event of default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises.

21.3        Damages-Termination. Upon the termination of this Lease under the provisions of this Article 21, Tenant shall pay to Landlord the rent and other charges payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

(x)           the amount by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the rent and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in Exhibit 1 exceeds (ii) the aggregate projected fair market rental value of the Premises for such period, in each case discounted to the present value using the Capital Interest Rate;

or:

(y)          the amounts equal to the rent and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Exhibit 1, provided, however, that if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of each suit brought by Landlord hereunder. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting ;

or:

(z)           in lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all this Section, Landlord may, by written notice to Tenant, at any time after termination of this Lease or repossession of the Premises, elect to recover, and Tenant shall thereupon pay, Liquidated Damages. “Liquidated Damages” shall be equal to (a) the aggregate of the Yearly Rent and Additional Rent accrued in the twelve (12) months ended next prior to such termination or repossession (but not more than the Yearly Rent and Additional Rent due for the then remainder of the Term); plus (b) the amount of rent of any kind accrued and unpaid at the time of termination or repossession and the remaining unamortized cost of Landlord’s Work accrued and unpaid on the date which is twelve (12) months after the time of termination or repossession.

In calculating the rent and other charges under Subparagraph (x), above, there shall be included, in addition to the Yearly Rent, Tax Share and Operating Expense Share and all other amounts and considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have remained constant (except as herein otherwise provided) for the balance of the full Term hereby granted.

Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises (or any portion thereof) to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (b) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord, in Landlord’s good faith discretion; (d) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (ii) adversely affect, in Landlord’s good faith opinion, the reputation of the Building; or (iii) be incompatible, in Landlord’s good faith opinion, with the operation of the Building; and (e) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s good faith opinion, sufficient financial resources to operate the Premises in a first class manner and to fulfill all of the obligations in connection with the lease thereof as and when the same become due.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.

Except as expressly set forth above, nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Notwithstanding anything to the contrary, but subject to Section 26.2 below, Landlord shall be entitled to recover, in addition to the rent and other charges under Subparagraph (x) or (y) above, any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord.

21.4        Fees and Expenses.

(a)           If Tenant shall default in the performance of any covenant on Tenant’s part to be performed as in this Lease contained, after all applicable Grace Periods (except as may be expressly permitted in Section 21.7, below), Landlord may immediately, or at any time thereafter, without notice, perform the same for the account of Tenant. If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of any such failure of Tenant to comply with any provision hereof, or if Landlord is compelled to or does incur any expense, including reasonable attorneys’ fees, in instituting, prosecuting, and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, after all applicable Grace Periods (except as may be expressly permitted in Section 21.7, below), Tenant shall on demand pay to Landlord by way of reimbursement the sum or sums so paid by Landlord with all costs and damages, plus interest computed as provided in Article 6 hereof.

(b)           Each party shall pay the other party’s cost and expense, including reasonable attorneys’ fees, incurred (i) in successfully enforcing any obligation of the other party under this Lease or (ii) as a result of a party, without its fault, being made party to any litigation pending by or against the other party or any persons claiming through or under the other party.

21.5        Waiver of Redemption. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

21.6        Landlord’s Remedies Not Exclusive. Except as expressly set forth in this Lease, the specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

21.7        Grace Period. Notwithstanding anything to the contrary in this Article contained, Landlord agrees not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of any sum of money, if Tenant shall cure such default within five (5) days after written notice thereof is given by Landlord to Tenant (the “Monetary Grace Period”), provided, however, that , at Landlord’s option, no such notice need be given and no such default in the payment of money shall be curable if on two (2) prior occasions there had been a default in the payment of money which had been cured after notice thereof had been given by Landlord to Tenant as herein provided or (b) for default by Tenant in the performance of any covenant other than a covenant to pay a sum of money, if Tenant shall cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant (the “Non-Monetary Grace Period”; the Monetary Grace Period and the Non-Monetary Grace Period may be referred to as a “Grace Period”), or within such additional period as may reasonably be required to cure such default if (because of governmental restrictions or any other cause beyond the reasonable control of Tenant) the default is of such a nature that it cannot be cured within such thirty-(30)-day period, provided, however, (1) that there shall be no extension of time beyond such thirty-(30)-day period for the curing of any such default unless Tenant in writing (i) shall specify the cause on account of which the default cannot be cured during such period and shall advise Landlord of its intention duly to institute all steps necessary to cure the default and (ii) Tenant shall, as soon as reasonably practicable, duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default and, (2) that no notice of the opportunity to cure a default need be given, and no Grace Period whatsoever shall be allowed to Tenant, if the default is incurable. Notwithstanding the foregoing, Tenant shall only have a five (5) business day grace period relating to its failure to (x) provide Landlord with subordination agreements as required pursuant to Article 23 below or (y) maintain all insurance as required in Article 15 above and/or provide Landlord with the certificates of insurance required pursuant to Article 15 above (provided further that Landlord may exercise its self-help right with respect to Landlord’s failure to meet its insurance related obligations without waiting for the expiration of said 5 business day grace period) . Also notwithstanding the foregoing, Tenant shall have no right to notice or the Non-Monetary Grace Period relating to its failure to deliver to Landlord the Letter of Credit as required by Section 29.13 below or to provide Landlord with Estoppel Certificates as required pursuant to Section 17.5 above.

Notwithstanding anything to the contrary in this Article 21.7 contained, except to the extent prohibited by applicable law, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

In addition to the other rights and remedies provided for in this Lease, if Tenant defaults in the performance of any obligation imposed on it by this Lease, and shall not cure such default within the period specified hereunder, including and applicable notice or Grace Period (as same may be extended as provided herein), then Landlord at any time thereafter may cure such default for the account of Tenant. Any amount paid by Landlord in the exercise of its rights under this Subsection shall be reimbursed by Tenant (with interest thereon at the Interest Rate from and after the due date) within thirty (30) days of invoice therefor, absent good faith dispute, failing which such amount may be offset against payments due from Landlord to Tenant until Landlord has been fully reimbursed. Notwithstanding the foregoing, Landlord may cure a default of Tenant prior to the expiration of the applicable Grace Period but after a cure period as is reasonable under the circumstances (but in no event shall such cure period exceed two (2) consecutive days) and after such notice (which may be verbal) to Tenant under any of the following circumstances: (w) if necessary to protect the interest of Landlord in the Premises or Building; (x) if necessary to prevent civil or criminal liability of Landlord; (y) if necessary to prevent an imminent and material interruption of the conduct of business in the Building, or (z) if necessary to prevent injury to persons or damage to property.

22.	END OF TERM-ABANDONED PROPERTY

Upon the expiration or other termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises and all Alterations thereto, broom clean, in good order, repair and condition (except as provided herein and in Articles 8.7, 18 and 20) excepting only ordinary wear and use (as defined in Article 14.1 hereof) and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration, and free of all Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or any party taking by or through Tenant, including any assignee, subtenant, licensee, etc. and decommissioned as required pursuant to Section 29.11 below. Tenant shall remove all of its property, including, without limitation, all laboratory equipment installed by or on behalf of Tenant in the Premises or elsewhere in the Building, all telecommunication, computer and other cabling, and, to the extent specified by Landlord at the time Tenant requests Landlord’s approval thereof, all Alterations made by Tenant and all partitions made by Tenant wholly within the Premises, and shall repair any damages to the Premises or the Building caused by their installation or by such removal. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. At least three (3) months prior to the expiration of the Term, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any impact from the Tenant’s use or occupancy of the Premises including the presence of Hazardous Materials used, stored, generated or disposed of therein (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (a) all Hazardous Materials licenses and permits held by or on behalf of any Tenant with respect to the Premises, and (b) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.

Tenant will remove any personal property from the Building and the Premises upon or prior to the expiration or termination of this Lease and any such property which shall remain in the Building or the Premises thereafter shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Yearly Rent, additional or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Article 21 hereof or pursuant to law.

If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration or prior termination of the Term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, then, the entity or person remaining in possession immediately shall be deemed a tenant-at-sufferance, notwithstanding any acceptance of payments for rent or use and occupancy by or on behalf of Landlord. Whereas the parties hereby acknowledge that Landlord may need the Premises after the expiration or prior termination of the Term of the Lease for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding-over cannot be determined as of the Execution Date hereof, in the event that Tenant so holds over, Tenant shall pay to Landlord in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, charges (based upon fair market rental value of the Premises) for use and occupation of the Premises thereafter and, in addition to such sums and any and all other rights and remedies which Landlord may have at law or in equity, an additional use and occupancy charge in the amount of fifty percent (50%) of the Yearly Rent and other charges calculated (on a daily basis) at the highest rate payable under the terms of this Lease, but measured from the day on which Tenant’s hold-over commenced and terminating on the day on which Tenant vacates the Premises or of the fair market value of the Premises for such period, whichever is greater. In addition, Tenant shall save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all damages which Landlord may thereafter suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the Term of the Lease, including, without limitation, consequential damages; provided that, no consequential damages shall accrue during the first thirty (30) days of said holdover unless (I) Landlord provides notice to Tenant (which notice may be by email) at least 30 days prior to the expiration of the Term that Landlord reasonably anticipates any holding over (even for less than 30 days) is reasonably likely to impact Landlord’s delivery schedule to a new occupant or (II) such holdover exceeds thirty (30) days, in which event consequential damages shall be deemed to have begun to accrue on the first (1st) day following the expiration or earlier termination of the Lease.

23.	SUBORDINATION

23.1        Subject to the terms and conditions of, and subject to, any mortgagee’s or ground lessor’s election as hereinafter provided for, this Lease, and all rights of Tenant hereunder, are subject and subordinate in all respects to all matters of record (including, without limitation, deeds and land disposition agreements); provided that, except for any mortgage or ground lease, and subject to Article 28 (below), this Lease and/or Tenant’s rights hereunder shall not be subject to any matter of record hereafter recorded to the extent the same materially interferes with Tenant’s use of the Premises for the Permitted Use in any material respect; ground leases and/or underlying leases; and all mortgages, any of which may now or hereafter be placed on or affect such leases and/or the real property of which the Premises are a part, or any part of such real property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Article 23 shall be self-operative and no further instrument or subordination shall be required. In confirmation of such subordination, Tenant shall execute, acknowledge and deliver promptly any commercially reasonable certificate or instrument that Landlord and/or any mortgagee and/or lessor under any ground or underlying lease and/or their respective successors in interest may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of such mortgagee and/or ground lessor.

23.2        Any such mortgagee or ground lessor may from time to time subordinate or revoke any such subordination of the mortgage or ground lease held by it to this Lease. Such subordination or revocation, as the case may be, shall be effected by written notice to Tenant and by recording an instrument of subordination or of such revocation, as the case may be, with the appropriate registry of deeds or land records and to be effective without any further act or deed on the part of Tenant. In confirmation of such subordination or of such revocation, as the case may be, Tenant shall execute, acknowledge and promptly deliver any commercially reasonable certificate or instrument that Landlord, any mortgagee or ground lessor may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

23.3        Without limitation of any of the provisions of this Lease, if any ground lessor or mortgagee shall succeed to the interest of Landlord by reason of the exercise of its rights under such ground lease or mortgage (or the acceptance of voluntary conveyance in lieu thereof) or any third party (including, without limitation, any foreclosure purchaser or mortgage receiver) shall succeed to such interest by reason of any such exercise or the expiration or sooner termination of such ground lease, however caused, then such successor may, upon notice and request to Tenant (which, in the case of a ground lease, shall be within thirty (30) days after such expiration or sooner termination), succeed to the interest of Landlord under this Lease, provided, however, that unless expressly set forth in an instrument of subordination, executed and delivered by such successor or its predecessor in interest, such successor shall not: (i) be liable for any previous act or omission of Landlord under this Lease, unless of a continuing nature; (ii) be subject to any offset, defense, or counterclaim which shall theretofore have accrued to Tenant against Landlord; (iii) have any obligation with respect to any security deposit or letter of credit unless it shall have been paid over or physically delivered to such successor; or (iv) be bound by any previous modification of this Lease or by any previous payment of Yearly Rent for a period greater than one (1) month, made without such ground lessor’s or mortgagee’s consent where such consent is required by applicable ground lease or mortgage documents. In the event of such succession to the interest of the Landlord - and notwithstanding that any such mortgage or ground lease may predate this Lease - the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant’s obligations under this Lease without the necessity of the execution of any further instrument. Nevertheless, Tenant agrees at any time and from time to time during the Term hereof to execute a commercially reasonable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

23.4        The term “mortgage(s)” as used in this Lease shall include any mortgage or deed of trust. The term “mortgagee(s)” as used in this Lease shall include any mortgagee or any trustee and beneficiary under a deed of trust or receiver appointed under a mortgage or deed of trust. The term “mortgagor(s)” as used in this Lease shall include any mortgagor or any grantor under a deed of trust.

23.5        [Intentionally Omitted]

23.6        Tenant hereby irrevocably constitutes and appoints Landlord or any such mortgagee or ground lessor, and their respective successors in interest, acting singly, Tenant’s attorney-in-fact to execute and deliver any such certificate or instrument under this Article 23 for, on behalf and in the name of Tenant, but only if Tenant fails to execute, acknowledge and deliver, or provide in good faith reasonable comments to, any such commercially reasonable certificate or instrument within ten (10) days after Landlord or such mortgagee or such ground lessor has made written request therefor.

23.7        Notwithstanding anything to the contrary contained in this Article 23, if all or part of Landlord’s estate and interest in the real property of which the Premises are a part shall be a leasehold estate held under a ground lease, then: (i) the foregoing subordination provisions of this Article 23 shall not apply to any mortgages of the fee interest in said real property to which Landlord’s leasehold estate is not otherwise subject and subordinate; and (ii) the provisions of this Article 23 shall in no way waive, abrogate or otherwise affect any agreement by any ground lessor (x) not to terminate this Lease incident to any termination of such ground lease prior to its term expiring or (y) not to name or join Tenant in any action or proceeding by such ground lessor to recover possession of such real property or for any other relief.

23.8        In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein, in no event will the Landlord be deemed to be in default under this Lease permitting Tenant to exercise any or all rights or remedies under this Lease until the Tenant shall have given written notice of such failure to any mortgagee (ground lessor and/or trustee) of which Tenant shall have been advised in writing and until a reasonable period of time shall have elapsed following the giving of such notice, during which such mortgagee (ground lessor and/or trustee) shall have the right, but shall not be obligated, to remedy such failure, which reasonable period of time shall include a reasonable period of time to obtain possession of the mortgaged premises (if the mortgagee elects to do so).

24.	QUIET ENJOYMENT

Landlord covenants that if, and so long as, there is no default of Tenant beyond all applicable Grace Periods, Tenant shall quietly enjoy the Premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease and to the mortgages, ground leases and/or underlying leases to which this Lease is subject and subordinate, as hereinabove set forth.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, (i) following a default of Tenant, after all applicable notice and cure periods, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or (ii) upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments, provided that Landlord shall use commercially reasonable efforts (Landlord not having to make any such efforts which may subject Landlord to potential legal lability) to provide Tenant with prior notice (which notice may be oral or by email) and an opportunity to have an escort available during any access pursuant to this Clause (ii).

25.	ENTIRE AGREEMENT-WAIVER-SURRENDER

25.1        Entire Agreement. This Lease and the Exhibits made a part hereof contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that the Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25.2        Waiver by Landlord. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent or any other amounts or charges hereunder with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

25.3        Surrender. No act or thing done by Landlord during the Term hereby demised shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises. In the event that Tenant at any time desires to have Landlord underlet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting.

26.	INABILITY TO PERFORM-EXCULPATORY CLAUSE

26.1        Except as provided in Articles 4.1 and 4.2 hereof, this Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing in each case by reason of event(s) of Force Majeure. In each such instance of inability of Landlord to perform, Landlord shall exercise reasonable diligence to eliminate the cause of such inability to perform. As used in this Lease, an event or events of “Force Majeure” shall include strike or labor troubles, lockout, breakdown, accident, order, preemption or regulation of or by any governmental authority or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war, civil commotion, pandemic (including COVID-19), or other emergency, or other extraordinary conditions of supply and demand, extraordinary weather conditions, so-called acts of God, or for any other cause beyond Landlord’s reasonable control.

26.2        (a) Tenant shall neither assert nor seek to enforce any claim against Landlord, or Landlord’s agents or employees, or the assets of Landlord or of Landlord’s agents or employees, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building of which the Premises are a part and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord’s assets other than the Landlord’s interest in said real estate, as aforesaid. In no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages, provided that this provision shall not be deemed to limit Landlord’s indemnity obligations under this Lease solely with respect to third party claims for consequential or incidental damages against parties Landlord is hereunder obligated to indemnify. Without limiting the foregoing, in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, two managers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits of Tenant.

(b)           In no event shall Tenant’s employees, officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof (collectively, “Exempted Parties”), ever be personally liable for any liability of Tenant hereunder (except if the same is at any time a guarantor of any of Tenant’s obligations hereunder pursuant to a written guaranty). This paragraph shall not limit any right that Landlord might otherwise have to obtain injunctive relief against Tenant or the Exempted Parties or to take any other action which shall not involve the personal liability of the Exempted Parties. In no event shall Tenant or Tenant’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages (including, without limitation, lost profits), except that Tenant may be liable for consequential damages with respect to (but subject to the express terms of) Sections 22 and 29.11 hereof (and provided that this provision shall not be deemed to limit Tenant’s indemnity obligations under this Lease solely with respect to third party claims for consequential or incidental damages against parties Tenant is hereunder obligated to indemnify).

26.3        Landlord shall not be deemed to be in default of its obligations under the Lease unless Tenant has given Landlord written notice of such default, and Landlord has failed to cure such default within thirty (30) days after Landlord receives such notice or such longer period of time as Landlord may reasonably require to cure such default, provided Landlord is exercising diligent and continuous efforts to cure. Except as otherwise expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Yearly Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any law to the contrary.

27.	BILLS AND NOTICES

Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and, if received at Landlord’s or Tenant’s address, shall be deemed to have been duly given when either delivered or served personally or sent via overnight mail (via nationally recognized courier) or mailed by first class mail postage paid certified or registered mail return receipt requested, addressed to Landlord at its address as stated in Exhibit 1 with a copy to Landlord, c/o Related Fund Management, 30 Hudson Yard, New York, NY 10001; ATTN: Patrick Sweeney and a copy to Sherin and Lodgen LLP, 101 Federal Street, Boston, Massachusetts 02110, ATTN: Robert M. Carney, and to Tenant at the Premises (or at Tenant’s address as stated in Exhibit 1, if mailed prior to Tenant’s occupancy of the Premises), and a copy to Goulston & Storrs PC, 400 Atlantic Avenue, Boston, MA 02110, Attn: Kristen Ferris, Esq. or if any address for notices shall have been duly changed as hereinafter provided, if mailed as aforesaid to the party at such changed address. Either party may at any time change the address or specify an additional address for such notices, consents, requests, bills, demands or statements by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.

If Tenant is a partnership, Tenant, for itself, and on behalf of all of its partners, hereby appoints Tenant’s Service Partner, as identified on Exhibit 1, to accept service of any notice, consent, request, bill, demand or statement hereunder by Landlord and any service of process in any judicial proceeding with respect to this Lease on behalf of Tenant and as agent and attorney-in-fact for each partner of Tenant.

All bills and statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in full in thirty (30) days, unless herein otherwise provided, after submission thereof by Landlord to Tenant. Tenant’s failure to make timely payment of any amounts indicated by such bills and statements, whether for work done by Landlord at Tenant’s request, reimbursement provided for by this Lease or for any other sums properly owing by Tenant to Landlord, shall be treated as a default in the payment of rent or other charges under this Lease, in which event, following all applicable Grace Periods, Landlord shall have all rights and remedies provided in this Lease for the nonpayment of rent.

28.	PARTIES BOUND-SEIZING OF TITLE

The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 16 hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article 28 shall not be construed as modifying the conditions of limitation contained in Article 21 hereof.

If, in connection with or as a consequence of the sale, transfer or other disposition of the real estate (Land and/or Building, either or both, as the case may be) of which the Premises are a part, Landlord ceases to be the owner of the interest in the Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, and provided that Landlord transfers and delivers the Letter of Credit to such successor (unless the transfer was not completed due to Tenant’s failure to perform any of its obligations with respect to said transfer).

29.	MISCELLANEOUS

29.1        Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

29.2        Captions, etc. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof. References to “State” shall mean, where appropriate, the Commonwealth of Massachusetts.

29.3        Broker. Landlord and Tenant each represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of space in the Building or the Land with any broker or had its attention called to the Premises or other space to let in the Building, etc. by anyone other than the broker(s), if any, designated in Exhibit 1. Landlord and Tenant agrees to defend, exonerate and save harmless and indemnify each other from any breach of the foregoing representation and warranty. Landlord shall be solely responsible for the payment of brokerage commissions to the broker(s), if any, designated in Exhibit 1.

29.4        Modifications. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not withhold, delay or condition its consent thereto, provided that such modifications do not increase the obligations or liabilities of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

29.5        Reserved.

29.6        Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State wherein the Building is situated and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

29.7        Assignment of Rents. With reference to any assignment by Landlord of its interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a mortgage or ground lease on the Building, Tenant agrees:

(a)            that the execution thereof by Landlord and the acceptance thereof by such mortgagee and/or ground lessor shall never be deemed an assumption by such mortgagee and/or ground lessor of any of the obligations of the Landlord hereunder, unless such mortgagee and/or ground lessor shall, by written notice sent to the Tenant or written agreement, specifically otherwise elect; and

(b)            that, except as aforesaid, such mortgagee and/or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such mortgagee’s mortgage or deed of trust or termination of such ground lessor’s ground lease and the taking of possession of the Premises after having given notice of its exercise of the option stated in Article 23 hereof to succeed to the interest of the Landlord under this Lease.

29.8        Representation of Authority. By his or her execution hereof each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he is duly authorized to execute this Lease on behalf of such party. If Tenant is a corporation, Tenant hereby appoints the signatory whose name appears below on behalf of Tenant as Tenant’s attorney-in-fact for the purpose of executing this Lease for and on behalf of Tenant.

29.9        Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, reasonable legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease (except in connection with Landlord’s Work), including, without limitation, reasonable costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises, requests by Tenant to sublet the Premises or assign its interest in the Lease (subject to the terms and conditions of Article 16), and requests by Tenant for Landlord to execute waivers of Landlord’s interest in Tenant’s property in connection with third party financing by Tenant. Such costs shall be deemed to be Additional Rent under the Lease.

29.10      Survival. Without limiting any other obligation of either party hereto which may survive the expiration or prior termination of the Term of the Lease, all obligations on the part of either party hereto to indemnify, defend, or hold harmless the other party, as set forth in this Lease (including, without limitation, Tenant’s obligations under Articles 13(d), 15.3, and 29.3) shall survive the expiration or prior termination of the Term of the Lease.

29.11      Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Material” in, on or about the Premises, Building the Land.

(a)           Tenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, “Environmental Laws”), including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined in subsection (c), below), whether within or outside the Premises within the Building and Land. Tenant shall comply with all terms, conditions and guidelines contained in Landlord’s Massachusetts Water Resources Authority (“MWRA”) permit for the Neutralization System and agrees to acknowledge such agreement to so comply in writing upon request of Landlord and shall provide Landlord (and any applicable governmental authority) with a detailed description and guidelines of laboratory operating conditions pursuant to the MWRA permit. Notwithstanding the foregoing, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions (i) for which the Landlord is responsible pursuant to the terms of this Lease, which was released by any of the Landlord Parties, or to the extent exacerbated by any of the Landlord Parties, or (ii) which existed within the Premises or the Building or the Land prior to the date Tenant takes possession of the Premises, or enters into the Premises if earlier; provided, however, that if any such environmental condition was exacerbated by Tenant (or Tenant’s contractors, subcontractors, agents, subtenants, assigns, etc.), the cost (and any delays resulting therefrom) of the liability therefor and any such removal or remediation shall be equitably borne by Landlord and Tenant based upon the degree to which Tenant’s (or such other Tenant parties’) actions have increased the cost of such removal or remediation. Tenant shall comply with all applicable Legal Requirements (including applicable zoning and building code requirements and Landlord’s reasonable quantity limitations to provide for multiple tenant use and compliance applicable to the Building area and/or the so-called “control area” therein) pertaining to the transportation, storage, use or disposal of such Hazardous Materials. Tenant is required to adhere to and comply with the allowable quantities of Hazardous Materials that are allocated to them by the Landlord’s flammable matrix, from time to time (the current version of which is attached hereto as Exhibit 10-A). Landlord consents to Tenant’s use of the Hazardous Materials in the quantities listed in Exhibit 10-B.

(b)           Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or otherwise in, on or at the Building or the Land by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, except for Hazardous Materials which are typically used in the operation of offices or laboratories and except for Tenant’s use of the Hazardous Materials in the quantities listed in Exhibit 10-B, provided that such materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws and with good scientific and medical practice and protocols. Within ten (10) days of Landlord’s request, Tenant shall provide Landlord with a list of all Hazardous Materials, including quantities used and such other information as Landlord may reasonably request, used by Tenant in the Premises or otherwise in, at or under the Building or Land. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Premises, the Building or the Land until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

(c)           As used herein, the term “Hazardous Material” means any hazardous or toxic substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body or which is or otherwise becomes regulated by any Environmental Law, including but not limited to the Massachusetts “Right to Know” Law, Chapter 111F of the General Laws of Massachusetts, specifically including live organisms, viruses and fungi, Medical Waste (as defined below), and so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or Medical Waste, or is contaminated with blood or other bodily fluids; and “Environmental Laws” include, without limitation, the laws listed in the preceding clauses (i) through (iv). The term “Medical Waste” shall mean the types of waste described in any federal, state or local laws, rules and regulations as medical waste and any similar type of waste. Tenant shall not cause or permit any Medical Waste to be brought, kept or used in or about the Premises or the Project by Tenant, its employees, agents, contractors or invitees except in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Tenant shall comply with all applicable and appropriate laboratory biosafety level criteria, requirements and recommendations including specific “BSL” limitations, standards, practices, safety equipment and facility requirements for the applicable BSL level pursuant to the Center for Disease Control and otherwise consistent with good scientific and medical practice [(and in no event shall Tenant’s use or occupancy involve activities that would qualify or be characterized or categorized as BSL 3 or BSL 4. Information can be found at: https://www.cdc.gov/biosafety/publications/bmbl5/bmbl5_sect_iv.pdf.]

(d)           Any increase in the premium for necessary insurance on the Premises or the Building or the Land which arises from Tenant’s use and/or storage of Hazardous Materials shall be solely at Tenant’s expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local government agency with jurisdiction.

(e)           Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization system, and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Hazardous Material, and shall otherwise clean the Premises (to the point of ceiling penetration) so as to permit the report hereinafter called for by this Section 29.11(e) to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or certified industrial hygienist that, in either case, is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including but not limited to floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and that the Premises may be reoccupied for office, research or laboratory use, demolished or renovated without taking any special precautions for existing Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of existing Hazardous Materials and without incurring regulatory requirements or giving notice in connection with existing Environmental Substances. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. In addition, to the extent Tenant (or any party taking by or through Tenant) used, stored, generated or disposed of any radioactive or radiological substances on or about the Premises, such decommissioning shall also be conducted in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist stating that he or she has examined the Premises (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion contains Hazardous Materials or is otherwise in violation of any Environmental Law. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on not less than five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred together with an administrative charge of 10% of the cost thereof. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(f)            Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall provide to Landlord a copy of its most current chemical waste removal manifest and a certification from Tenant executed by an officer of Tenant that no Hazardous Materials or other potentially dangerous or harmful chemicals brought onto the Premises from and after the date that Tenant first took occupancy of the Premises remain in the Premises.

(g)           Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).

(h)           Subject to the terms and conditions of Section 17.2, Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises, the Building or the Land has occurred as a result of Tenant’s use (or more frequently if Landlord has a reasonable basis to suspect that contamination may have occurred). Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 29.11 or if contamination for which Tenant is responsible under this Section 29.11 is identified.

(i)            Within ten (10) days following Landlord’s written request, Tenant shall provide Landlord with any information reasonably requested by Landlord concerning the existence, use, generation or disposal of Hazardous Materials and/or Medical Waste at the Premises, including, but not limited to, the following information: (a) the name, address and telephone number of the person or entity employed by Tenant to dispose of its Hazardous Materials and/or Medical Waste, including a copy of any contract with said person or entity, (b) all relevant information relating to such materials (e.g., a list of each type of Hazardous Materials and/or Medical Waste used, stored, generated or disposed of by Tenant at the Premises and a description of how Tenant disposes of said Hazardous Materials and/or Medical Waste, a copy of its most current materials list and applicable quantities thereof, applicable material safety data sheets ( MSDS) and safety data sheets (SDS) and transportation and removal manifests), (c) a copy of any laws, rules or regulations in Tenant’s possession relating to the disposal of the Hazardous Materials and/or Medical Waste generated by Tenant, and (d) copies of any licenses or permits obtained by Tenant in order to use, generate or dispose of Hazardous Materials and/or Medical Waste, including any Massachusetts Water Resources Authority (“MWRA”) permits and approvals. Tenant shall also immediately provide to Landlord (without demand by Landlord) a copy of any notice, registration, application, permit, or license given to or received from any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, release, exposure or disposal of any Hazardous Materials and/or Medical Waste in or about the Premises or the Building or the Land. Tenant shall furnish Landlord with a copy of any Material Safety Data Sheets (“MSDS”), and any updates thereto or any list of substances listed on the so-called Massachusetts Substance List, established pursuant to M.G.L. c. 111F, which Tenant or any subtenant, occupant, contractor, or agent of Tenant is required to prepare, file or maintain pursuant to said chapter for any substances. If said MSDS or lists should be changed or updated during the Term of this Lease, Tenant shall promptly furnish a copy of such updated or changed MSDS or lists to Landlord.

(j)            Tenant hereby covenants and agrees to indemnify, defend and hold Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) harmless from any and all liabilities, losses, costs, damages, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, attorney’s fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Materials and/or Medical Waste), insurance policy deductibles and other expenses (collectively “Losses”) arising out of or related to an “Indemnified Matter” (as defined below), except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties (but subject to Tenant’s insurance and waiver of subrogation obligations hereunder). For purposes of this Section 29.11(i), an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Losses if the liability or Losses arise out of or involve, directly or indirectly, (i) the presence of any Hazardous Materials and/or Medical Waste on or about the Premises (or the Building), the presence of which is caused (or, with respect to the Premises, and except to the extent caused or exacerbated by any of the Landlord Parties, permitted) by Tenant or its employees, agents, contractors or invitees (all of said persons or entities are hereinafter collectively referred to with Tenant as “Tenant Parties”), (ii) the Tenant Parties’ use or occupancy of the Premises, the Building or the Land, (iii) Tenant’s failure to perform any of its obligations under this Section 29.11 or any other provision relating to Hazardous Materials and/or Medical Waste, (iv) the existence, use or disposal of any Hazardous Materials and/or Medical Waste brought on to the Building or the Land by a Tenant Party, or (v) any other matters for which Tenant has agreed to indemnify Landlord or any Indemnified Party pursuant to any other provision of this Lease relating to Hazardous Materials and/or Medical Waste. Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Indemnified Parties for Losses arising out of Indemnified Matters within thirty (30) days after written demand from an Indemnified Party and providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within thirty (30) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. This indemnification of the Indemnified Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Materials and/or Medical Waste present in the soil or ground water on or under the Premises, the Building or the Land based upon the circumstances identified herein. Without limiting the foregoing, if the presence of any Hazardous Materials and/or Medical Waste in the Building or otherwise in, on, at or under the Building or the Land caused or permitted by Tenant (or its agents, contractors or employees) results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to a condition which complies with all Environmental Laws; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in Landlord’s reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Premises, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. If Tenant is obligated to compensate an Indemnified Party for Losses arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages and Tenant shall, upon thirty (30) days advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Building or Land to be repaired and to compensate other tenants of the Building or the Land or other persons or entities for Losses arising out of an Indemnified Matter. The Indemnified Parties need not first pay any Losses to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law.

(k)            Landlord agrees that if Hazardous Materials (i) are discovered to have been in the Premises as of the Commencement Date in violation of Legal Requirements then in force, effect and applicable (other than Hazardous Materials introduced, generated or transported by Tenant or its employees, agents or contractors) or (ii) later introduced to the Premises by Landlord or its employees, contractors or agents, then Landlord shall remediate, encapsulate, or remove such Hazardous Materials, in accordance with and as required by then-current industry customs and practices and all applicable Environmental Laws; provided that Tenant shall be liable therefor to the extent the same are exacerbated by Tenant or its employees, contractors or agents.

(l)             The provisions of this Section 29.11 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

29.12      Patriot Act.

Tenant represents and warrants to Landlord that:

(A)       Tenant is not in violation of any Anti-Terrorism Law

(B)       Tenant is not, as of the date hereof:

(i)	to Tenant’s actual knowledge, conducting any business or engaging in any transaction or dealing with any Prohibited Person (as hereinafter defined), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)	dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)	engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(C)           As of the date hereof, neither Tenant nor any of its affiliates, officers, directors, members or lease guarantor, as applicable, or, to Tenant’s actual knowledge, any of its shareholders, is a Prohibited Person, Landlord acknowledging that Tenant intends to be a publicly traded company and may thereafter have limited or no knowledge of the identity of its shareholders and whether such shareholders are Prohibited Persons.

If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

29.13      Letter of Credit.

(a)            Letter of Credit. In order to secure Tenant’s obligations to Landlord under this Lease, Tenant shall deliver to Landlord, on the date that Tenant executes and delivers the Lease to Landlord, an Irrevocable Standby Letter of Credit (“Letter of Credit”) which shall be (a) in the form attached hereto as Exhibit 8 or other form reasonably acceptable to Landlord, (b) issued by a bank reasonably acceptable to Landlord, upon which presentment may be made in Boston, Massachusetts or by facsimile or overnight courier, (c) in an amount equal to the Letter of Credit Amount (as set forth on Exhibit 1), and (d) for the period specified below, subject to extension in accordance with the terms of the Letter of Credit and as set forth herein. In the event of a change of circumstance relating to the bank issuing the Letter of Credit, or if Landlord otherwise in good faith believes that the financial condition of the issuing bank has been degraded, Landlord reserves the right to require Tenant to replace the Letter of Credit from time to time with a similar letter of credit issued by another bank reasonably satisfactory to Landlord. Tenant shall, on or before that date which is thirty (30) days prior to the expiration of the term of such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions (“Substitute Letter of Credit”) in lieu of the Letter of Credit then being held by Landlord. Such Letter of Credit shall be automatically renewable provided that if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto, Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect throughout Term of this Lease, including any extensions thereof, or in the event that Tenant remains in possession of the Premises following the expiration of the Term, or if Tenant has obligations hereunder to Landlord that remain unsatisfied following the expiration of the Term (as may be extended), and for ninety (90) days after the latest to occur of the foregoing (i.e., the expiration of the Term (as may be extended), the date on which Tenant vacates and yields up the Premises, etc.). If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a security deposit pursuant to the terms of this Article 29.13.

(b)           The Letter of Credit (Substitute Letter of Credit or Additional Letter of Credit, as defined herein, as the case may be) shall be held to ensure the full and timely performance of all of Tenant’s obligations under this Lease and may be drawn upon by Landlord and applied from time to time after a default of tenant, following all applicable Grace Periods, against any outstanding obligations of Tenant hereunder without any further notice or demand including, but not limited to, (a) any amount necessary to cure any default hereunder or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability on account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (“Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any such attempt by Landlord to draw down from said Letter of Credit in accordance with the terms and conditions of this Section 29.13, including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said Letter of Credit. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. In addition to whatever other rights and remedies it may have against Tenant if Tenant breaches its obligations under this paragraph, Tenant hereby acknowledges that it shall be liable for any and all damages which Landlord may suffer as a result of any such breach.

(c)           Upon request of Landlord or any purchaser or mortgagee of the Building, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of the new owner of the Building or mortgagee, as the case may be.

(d)           To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively “Collateral”) held by the Landlord, and to the extent that Tenant is not otherwise in default of its obligations under the Lease as of the termination date of the Lease, Landlord shall return such Collateral to Tenant on the termination of the Term of the Lease.

(e)           In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

(f)            Notwithstanding the foregoing, Tenant may make written requests to Landlord one (1) time on or after each Reduction Date set forth below to reduce the Letter of Credit Amount to the amounts set forth below. Provided that, as of the date of Tenant’s request: (i) this Lease is in full force and effect, (ii) Tenant has not been in default of any of its obligations under this Lease (beyond any applicable Grace Period), and (iii) Tenant is, as of such date, not in default of its obligation under the Lease, upon Tenant’s written request the Letter of Credit shall be reduced to the amount shown in the following schedule:

Reduction Date	Reduced Letter of Credit Amount
The first (1st) day of the fourth (4th) Lease Year	$514,586.67
The first (1st) day of the fifth (5th) Lease Year	$411,669.33

Any reduction in the Letter of Credit shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount in exchange for the existing Letter of Credit(s) which Landlord is then holding, or by an amendment to the existing Letter of Credit(s) then held by Landlord, in either case in form and substance reasonably acceptable to Landlord, which is accepted by Landlord in writing. If there is no reduction based upon Tenant’s failure to satisfy the condition set forth in clause (iii), above, Tenant may subsequently achieve a reduction at such time as Tenant cures such default, so long as the default is cured within the applicable Grace Period, this Lease is then in full force and effect, and Tenant is otherwise then in full compliance with its obligations under this Lease.

29.14      Parking. Commencing as of the Term Commencement Date and continuing thereafter throughout the Term of the Lease, so long as this Lease is in full force and effect, Tenant shall have the right to license up to the number of unassigned parking spaces set forth in Exhibit 1, above, in the exterior parking facilities serving the Building (as designated by Landlord, from time to time) which parking facility assigned to Tenant is currently the exterior parking facilities located across Fargo Street from the Building, on a first come, first served basis, to which Tenant will have controlled access twenty-four (24) hours per day, seven (7) days per week. Tenant shall have the right to forfeit the right to license any or all of such parking spaces by written notice to Landlord at least fifteen (15) days prior to the end of a calendar month; provided however, that Tenant hereby acknowledges that Landlord shall have the right to license any or all of such forfeited spaces to third parties and Landlord shall have no further obligation to relicense any or all of such forfeited spaces to Tenant. The license fee for each parking space that has not been so forfeited by Tenant shall be payable monthly on the first (1st) day of each calendar month during the Term, without any set-off or deduction whatsoever. The parking license fee rates shall be at the then current prevailing rate, and shall be subject to changes equal to the prevailing market license fee, as established by Landlord from time to time. The current rate is $325 per space per month. Tenant shall be required to execute Landlord’s standard parking license agreement, as reasonably modified from time to time (the current Landlord parking agreement is attached hereto as Exhibit 9), and to comply with all Legal Requirements applicable to the use and occupancy of the parking facilities, shall not make, suffer or permit any unlawful, improper or offensive use of the parking facilities, nor permit any nuisance thereon, and shall comply with all reasonable rules and regulations that Landlord may institute from time to time.. Tenant’s rights hereunder are for Tenant and its current employees and invitees only, for the sole purpose of parking passenger motor vehicles while at the Premises, and are not provided or to be used for profit or re-licensing, (provided Tenant may sublease or assign the same appurtenant to a sublease or assignment permitted under the terms of this Lease). Under no circumstances shall Tenant park, or allow to be parked, at the parking facilities trailers, trucks, motorcycles, scooters, vans, trailer homes, boats or other recreational vehicles, or any vehicles used for commercial use, or any vehicle with commercial advertising on its exterior including its roof. Landlord reserves the right, from time to time, to change, alter, replace or relocate the parking areas and facilities, or Tenant’s parking spaces therein, serving the Building from time to time, which may include areas and facilities located on or off the Land (but in no event more than 0.5 miles from the Building), or their operation from time to time, and to temporarily close portions thereof for maintenance and repairs as necessary; Landlord hereby agrees that the number of parking spaces set forth above shall be generally maintained and that there be no unreasonable obstruction thereto within Landlord’s reasonable control (for more than a reasonable period of time required to remove such obstruction). Landlord shall have no liability to Tenant if such spaces are for any reason at any time unavailable for Tenant’s use, nor shall Landlord have any obligations to enforce parking rules and regulations. Notwithstanding the foregoing, in the event (i) one or more Tenant’s unassigned parking spaces are unavailable for more than five (5) business days after Landlord’s receipt of written notice from Tenant (the “Unavailability Cure Period”), (ii) the unavailability of such space(s) was not caused by Tenant, its employees, contractors, invitees or agents or by a casualty, and (iii) such unavailability is the result of causes, events or circumstances within Landlord’s reasonable control and the cure of such unavailability is within Landlord’s reasonable control, then Tenant shall be entitled to a proportionate abatement of the parking rent for each unavailable parking space(s), on a space-by-space bases, for the period commencing on the day following the expiration of the Unavailability Cure Period until said space is once again available. In the event that Tenant fails for any reason to timely pay the license fee herein provided with respect to any parking space, Landlord shall have the same rights against Tenant as Landlord has with respect to the timely payment of Yearly Rent hereunder and Landlord shall, without limitation of any other rights or remedies of Landlord hereunder or at law, after all applicable Grace Periods hereunder, be free to license such space to any other party, or person whatsoever and thereafter Tenant shall have no further rights hereunder with respect to such parking spaces or any other parking spaces on the property. Neither Landlord nor any parking operator of the parking facilities will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile (or to any personal property therein) parked in the parking areas or facilities. Tenant may irrevocably surrender its rights to any or all of the parking spaces, upon thirty (30) days written notice. Tenant shall have no right to sublet, assign, or otherwise transfer said parking licenses except in connection with an assignment of this Lease or sublease of the Premises which is permitted pursuant to the provisions of this Lease. Tenant acknowledges that in the event Tenant’s parking spaces are in the future located on land subject to a Supplemental Parking Lease:

(a)	Tenant acknowledges that Landlord has or may have a leasehold interest in the parking lot assigned to Tenant;

(b)	All parking rights of Tenant in such lot shall be conditioned upon the Supplemental Parking Lease and shall terminate upon the expiration or earlier termination thereof; and

(c)	Landlord shall use reasonable efforts to extend or renew the Supplemental Parking Lease or obtain an alternative Supplemental Parking Lease or additional parking lease on commercially reasonable terms; provided, however, Landlord’s failure to extend, renew or obtain an alternative Supplemental Parking Lease shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord default, shall not affect the validity of this Lease, and shall not affect Tenant’s other obligations under this Lease.

29.15      Reserved.

29.16      Reserved.

29.17      Reserved.

29.18      Substitution of Other Premises.

Landlord shall have the right at any time (but no more than one (1) time during the original Term – i.e. prior to any extension or renewal term) to relocate Tenant to other leasable space in the Building (the “Relocation Premises”) provided that (i) the Relocation Premises contain at least the same number of rentable square feet as the original Premises, (ii) the Relocation Premises shall be located on the fourth (4th) floor of the Building or above, (iii) Landlord shall tender possession of the Relocation Premises to Tenant not less than fifteen (15) days prior to the date on which Tenant is required to relocate (the “Relocation Date”), subject to the provisions of Section 4.3(b), mutatis mutandis, (iv) Landlord shall deliver the Relocation Premises to Tenant in accordance with the terms and conditions of Section 4.2, including, without limitation, Landlord’s performance of Landlord’s Work at Landlord’s sole cost and expense, and the submittal to Tenant for approval of Construction Plans with respect thereto (provided, however, (w) in lieu of the Fit Plan the Relocation Premises is to have the same improvements as the original Premises in all material respects, (x) Tenant shall not have the right to request changes to the plans (except to the extent the plans don’t contain the same improvements as the original Premises in all material respects), (y) there shall be no penalty for Landlord’s failure to deliver the Relocation Premises on or before a certain date, and (z) the Relocation Date shall not be earlier than the date that Landlord’s work with respect to the Relocation Premises is Substantially Complete); (v) Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs of uninstalling, reinstalling and moving Tenant’s personal property, furniture, trade fixtures and equipment to the Relocation Premises (which may include the cost of performing the same over a 2-day period, which period may include a weekend) and surrendering the original Premises in accordance with the terms of this Lease (including decommissioning), except to the extent relating to (A) Tenant’s failure to comply with its maintenance or repair obligations prior to the Relocation Date or (B) Tenant’s breach of any of its other obligations under this Lease, including, without limitation, Section 29.11 hereof, (vi) the Relocation Date shall be estimated by written or emailed notice to Tenant not less than one hundred twenty (120) days in advance, provided that Landlord shall provide Tenant with at least thirty (30) days’ written or emailed notice of the actual Relocation Date (which may not be sooner than the estimated relocation date without the agreement of Tenant), which Relocation Date shall be subject to Tenant’s right (upon written or emailed notice to Landlord delivered not more than five (5) business days after receipt of Landlord’s second notice) to adjust such actual Relocation Date to a date that is not more than five (5) days earlier or five (5) days later than the date set forth in Landlord’s second notice, and (vii) in addition to reimbursement as set forth in Subsection (v), above, Landlord shall promptly reimburse Tenant for all reasonable out of pocket costs reasonably and customarily incurred by Tenant in connection with such relocation, including, without limitation, reasonable legal fees in connection with the amendment of this Lease as set forth below. Prior to the Relocation Date, Tenant shall remain in the Premises and shall continue to perform all of its obligations under this Lease. From and after the Relocation Date, this Lease shall remain in full force and effect and be deemed applicable to such Relocation Premises; provided, however, that Tenant’s payments on account of Base Rent, Operating Costs or Taxes, or any other occupancy charges shall not increase as a result of Relocation Premises being larger than the original Premises (unless as part of said relocation Landlord provides Tenant with the choice between two or more qualifying premises and Tenant elects to relocate to the larger premises). Notwithstanding the foregoing, Tenant shall have up to fifteen (15) days following the Relocation Date to decommission and surrender the original Premises in accordance with the terms of this Lease as if the end of said 15 day period was the last day of the Lease (subject to Landlord’s obligation to reimburse Tenant as expressly set forth above); provided that Tenant shall have thirty (30) days following the Relocation Date to deliver the certificate evidencing such decommissioning. Tenant’s continued occupancy of the original Premises from and after the Relocation Date shall be subject to all of the terms and conditions of the Lease (except the payment of Yearly Rent and Tenant’s share of Operating Costs and Taxes) and Tenant’s failure to surrender all or any portion of the original Premises as required hereunder on or before the fifteenth (15th) day following the Relocation Date shall be subject to the holdover provisions hereunder. Following such decision to relocate Tenant, Landlord and Tenant shall amend this Lease to document the relocation of the Premises.

29.19      Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

29.20      Electronic Signatures. This Lease may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a Portable Document Format (PDF) (or similar electronic counterpart including DocuSign) copy of the signed counterpart of this Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or PDF (or similar electronic counterpart) copy of the signed counterpart of this Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request. In addition, this Lease, any other document necessary for the consummation of the transaction contemplated by this Lease may be accepted, executed or agreed to through the use of DocuSign or other means of electronic signature acceptable to Landlord and in accordance with the Electronic Signatures in Global and National Commerce Act (E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed. The exchange of executed copies of this Lease or any subsequent amendment or modification hereof by facsimile, DocuSign or PDF (or other electronic means) transmission shall constitute effective execution and delivery of this Lease or such amendment or modification, as applicable, as to the parties for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties hereto have executed this Indenture of Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the day and year noted in Exhibit 1 as the Execution Date.

LANDLORD: RREF II 451D, LLC, a Delaware limited liability company		TENANT: ELICIO THERAPEUTICS, INC., a Delaware corporation
By:	/s/ Patrick Sweeney	By:	/s/ Robert Connelly
	Name: Patrick Sweeney Title: Its Authorized Signatory		Name: Robert Connelly Title: CEO
Hereunto Duly Authorized

Exhibit 10-B, Page 1